                   OLED MATERIALS SUPPLY AND SERVICE AGREEMENT


         THIS AGREEMENT (the "Agreement") between PPG INDUSTRIES, INC. ("PPG"), a Pennsylvania corporation having its principal place of business at One PPG Place, Pittsburgh, Pennsylvania 15272, and UNIVERSAL DISPLAY CORPORATION ("UDC"), a Pennsylvania corporation having its principal place of business at 375 Phillips Boulevard, Ewing, New Jersey 08618, each a "Party" and collectively the "Parties," is effective as of January 1, 2006 (the "Effective Date").

         WHEREAS, PPG and UDC are Parties to a Supply Agreement (the "Supply Agreement") and a Development and License Agreement (the "Development Agreement"), each dated as of October 1, 2000, as amended; and

         WHEREAS, PPG and UDC desire to terminate the Supply Agreement and Development Agreement and continue the relationship of the Parties under the terms of this Agreement as of the Effective Date.

         NOW, THEREFORE, intending to be legally bound, PPG and UDC agree as follows:


                             ARTICLE 1 - DEFINITIONS

         Whenever used in this Agreement, unless otherwise clearly indicated in the context, the following terms shall have the meanings as defined in this Article. As used herein, the singular includes the plural and vice versa, and the words "shall" and "will" are each understood to be imperative or mandatory in nature and are interchangeable with one another.

         "1933 Act" means the Securities Act of 1933, as amended.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "Ancillary Development Chemical" means a Development OLED Chemical that UDC does not currently, and does not intend during the Term, to resell to third parties for their manufacture of OLEDs for commercial sale.

         "Analytical Services" means analytical services provided or to be provided by PPG with respect to the development, production or supply of OLED Chemicals hereunder.

         "Batch Sheet" means PPG's standard written operator instructions for the manufacture of Products or purification or conversion of Third-Party OLED Materials, and/or one or more Intermediates in the Synthetic Pathway for such Products, which instructions are intended to embody the equipment-specific information for manufacturing the Products or purification or conversion of

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Third-Party OLED Materials and/or Intermediates at PPG's Monroeville,
Pennsylvania manufacturing facility.

         "Calendar Quarter" means the three-month period beginning on each of January 1, April 1, July 1 and October 1 of a year.

         "Commercial OLED Chemical" means an OLED Chemical supplied or to be supplied by PPG to UDC pursuant to a Purchase Order hereunder and following the establishment of a Validated Process for such OLED Chemical, which OLED Chemical is being supplied to UDC with the understanding that UDC will be reselling it to third parties for their manufacture of OLEDs for commercial sale, or which OLED Chemical is in fact resold to a third party for such purpose.

         "Commission" means the Securities and Exchange Commission.

         "Competitive OLED Chemical" means an OLED Chemical or Intermediate that is neither a Product nor an Evaluation OLED Chemical.

         "Confidential Information" of a Party shall include all trade secret, confidential and/or proprietary information of such Party, whether of a technical, engineering, operational, financial or marketing nature (including, without limitation, their respective proprietary materials), that is (i) in writing and marked as "Trade Secret," "Confidential," "Proprietary" or with words of a similar nature; or (ii) orally or visually disclosed and clearly identified as "Trade Secret," "Confidential" or "Proprietary" at the time of such disclosure and confirmed in writing as such within thirty (30) days following such oral or visual disclosure. Notwithstanding the foregoing, the information in each Batch Sheet, Materials Research Technical Report and Process Development Technical Report shall be deemed Confidential Information of UDC.

         "Contract Year" means any calendar year beginning January 1st and ending on December 31st during the Term.

         "Development OLED Chemical" means an OLED Chemical and/or Intermediate supplied or to be supplied by the Process Development Team to UDC hereunder, pursuant to a Purchase Order or Statement of Work and prior to the establishment of a Validated Process for such OLED Chemical, which OLED Chemical is being supplied to UDC with the understanding that UDC will not be reselling it to third parties for their manufacture of OLEDs for commercial sale.

         "Developed Technology" means all inventions, discoveries, Know-How and materials, patentable or unpatentable, that are conceived, created, made or reduced to practice by the Materials Development Team and/or the Process Development Team (alone or with UDC personnel) in their performance of work under agreed-upon Statements of Work. This includes all OLED Chemicals and Intermediates, their compositions of matter, their Synthetic Pathways and relevant detailed process descriptions, their Material Specifications and any specifications for raw materials used to produce them, their uses in all fields

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of application, and their associated analytical characterization techniques.
"Developed Technology" shall also encompass all "Developed Technology," "Development Discoveries" and "UDC Improvements" as such terms are defined in the Development Agreement or the Supply Agreement. Furthermore, for purposes of clarification, the Know-How embodied in any Batch Sheet, Process Development Technical Report or a Materials Research Technical Report for an OLED Chemical or Intermediate is encompassed within Developed Technology.

         "Development Program" means the joint research and development program undertaken or to be undertaken by PPG and UDC pursuant to this Agreement, as such program is detailed in one or more Statements of Work for the Material Development Team and/or Process Development Team, which Program is or shall be directed to (i) Materials Development, (ii) Process Development; and (iii) such other items as are agreed upon by the Parties in a Statement of Work.

         "Developmental Quantities" means those quantities of an OLED Chemical that can be reasonably produced by the Materials Development Team in laboratory-scale equipment, which quantities are typically not in excess of one
(1) gram of material.

         "Disclosing Party" has the meaning given in Section 4.1.

         "EH&S Services" means the environmental, health and safety services provided or to be provided by PPG with respect to the development, production or supply of OLED Chemicals hereunder, including, without limitation, toxicity testing and chemicals inventory registration.

         "Evaluation OLED Chemical" means an OLED Chemical supplied or to be supplied to UDC by the Materials Development Team pursuant to a Statement of Work.

         "Intermediate" means a material that occurs somewhere in a Synthetic Pathway between the introduction of the basic precursor raw materials and the creation of one or more unrefined OLED Chemicals.

         "Know-How" means trade secrets and other unpatented proprietary technical and/or scientific information, data, specifications, plans, drawings, designs, copyrights, blueprints, formulae, processes and other similar items and materials.

         "Materials Development" means the exploration, identification and development, pursuant to a Statement of Work, of (i) new or improved OLED Chemicals, including variants of existing OLED Chemicals; (ii) Synthetic Pathways for making such OLED Chemicals; and (iii) analytical methodologies, data and data analyses for characterizing such OLED Chemicals.

         "Materials Development Team" means a team of one or more qualified research and development chemists, technicians, engineers and/or supervisors as assembled by PPG and having as its members those individuals in place as of

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January 1, 2006, unless reduced in number during the Term as otherwise provided in this Agreement, and such other individuals assigned by PPG to work on Materials Development hereunder.

         "Materials Research Technical Report" means a document prepared by the Materials Development Team, which document details for a particular OLED Chemical, in a reasonably comprehensive manner consistent with past reports of a similar nature, one or more of the following, as applicable in view of the relevant Statement(s) of Work: (i) the viable Synthetic Pathway(s) and relevant detailed process descriptions for making such OLED Chemical in Developmental Quantities; (ii) the Materials Specifications for such OLED Chemical and any associated Intermediates, (iii) raw materials required for the manufacture of such OLED Chemical and its associated Intermediates by such Synthetic Pathway(s), including the specifications for such raw materials and any existing and potential suppliers of such raw materials; (iv) EH&S information pertaining to such OLED Chemical and its associated Intermediates and their raw materials; and (v) the analytical methodologies, data and data analyses for characterizing such OLED Chemical and its associated Intermediates and their raw materials.

         "Material Specifications" means, with respect to each OLED Chemical and/or Intermediate produced or supplied, or to be produced or supplied hereunder, the written analytical and visual specifications for such OLED Chemical and/or Intermediate, and for its packaging, storage and shipment, as such specifications may be changed by written agreement of the Parties from time to time.

         "OLED Chemicals" means organic or organometallic molecules or compounds positioned between the two electrodes in a device that radiates light by applying electrical current or voltage to the electrodes.

         "Patents" means United States and foreign patents and patent applications, together with all divisions, continuations, continuations-in-part, reissues, re-examinations, renewals and extensions of the same.

         "Person" or "person" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

         "PPG's Material Development Costs" means all of PPG's actual costs of conducting Materials Development work under an agreed-upon Statement of Work and budget for such work, the applicable categories of which shall be specified on Exhibit A-1 attached hereto, as the same may be amended by mutual written agreement of the Parties from time to time.

         "PPG's OLED Material Conversion Costs" means all of PPG's actual costs of producing and supplying Development OLED Chemicals or Pre-Commercial OLED Chemicals to UDC under an agreed-upon Statement of Work or Purchase Order (excluding the costs of raw materials and Third-Party OLED Materials purchased

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under subsection 6.2.1 below and Intermediates produced under subsection 6.2.2 below, all of which shall be invoiced separately to UDC under Section 9.1 below), the applicable categories of which shall be specified on Exhibit A-2 attached hereto, as the same may be amended by mutual written agreement of the Parties from time to time.

         "PPG's Commercial OLED Material Costs" means all of PPG's actual costs of producing and supplying Commercial OLED Chemicals to UDC under an agreed-upon Purchase Order (including the costs of raw materials and Third-Party OLED Materials purchased under subsection 6.2.1 below and Intermediates produced under subsection 6.2.2 below), the applicable categories of which shall be specified on Exhibit A-3 attached hereto, as the same may be amended by mutual written agreement of the Parties from time to time.

         "PPG's Process Development Costs" means all of PPG's actual, fully-loaded man-hour costs of conducting Process Development work under an agreed-upon Statement of Work and budget for such work, the applicable categories of which shall be specified on Exhibit A-4 attached hereto, as the same may be amended by mutual written agreement of the Parties from time to time.

         "Pre-Commercial OLED Chemical" means an OLED Chemical supplied or to be supplied by PPG to UDC pursuant to a Purchase Order hereunder and following the establishment of a Validated Process for such OLED Chemical, which OLED chemical is being supplied to UDC with the understanding that UDC does not intend to resell it to third parties for their manufacture of OLEDs for commercial sale; provided, however, that if an ordered or supplied quantity of any Pre-Commercial OLED Chemical is in fact resold to a third party for such purpose, it shall be reclassified as a Commercial OLED Chemical, whereupon there shall be a corresponding additional charge or credit to UDC to reflect any cost differences as set forth below.

         "Primary Development Chemical" means a Development OLED Chemical that UDC does not currently, but that UDC intends during the Term to, resell to third parties for their manufacture of OLEDs for commercial sale.

         "Princeton License Agreement" means that Amended License Agreement by and among UDC, The Trustees of Princeton University ("Princeton University") and the University of Southern California ("USC"), dated as of October 9, 1997, as amended.

         "Process Development" means the exploration, identification, development and scale-up, pursuant to a Statement of Work, of (i) one or more new or improved Synthetic Pathways for manufacturing OLED Chemicals in quantities sufficient for supply on a commercial scale and on a cost-effective basis, including any processes intended to qualify as Validated Processes; (ii) new or improved Materials Specifications for such OLED Chemicals; and (iii) new or improved analytical methodologies, data and data analyses for characterizing such OLED Chemicals.

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         "Process Development Team" means a team of one or more qualified research and process development chemists, technicians, engineers and/or supervisors employed or utilized by PPG in the Specialty Synthesis Group of its Optical Products business, or any successor to such group or business, which individuals PPG, in its sole discretion, shall select and assign from time to time during the Term to perform Process Development work hereunder.

         "Process Development Technical Report" means a document prepared by the Process Development Team, which document details for a particular OLED Chemical, in a manner sufficiently comprehensive so as to facilitate and assist a reasonably competent specialty chemicals manufacturer to manufacture such OLED Chemical in commercial-scale quantities and according to its corresponding Material Specifications, one or more of the following, as applicable in view of the relevant Statement(s) of Work and subject to Section 11.5: (i) the viable Synthetic Pathway(s) and relevant detailed process descriptions for manufacturing such OLED Chemical in quantities appropriate for commercial-scale sales by UDC, including any processes intended to qualify as Validated Processes; (ii) the Materials Specifications for such OLED Chemical and any associated Intermediates; (iii) raw materials required for the manufacture of such OLED Chemical and its associated Intermediates by such Synthetic Pathway(s), including the specifications for such raw materials and any existing and potential suppliers of such raw materials and current Certificates of Analysis for such raw materials; (iv) PPG's current procedures for the handling of such OLED Chemical and its associated Intermediates and their raw materials, together with EH&S information pertaining thereto; (v) the analytical methodologies, data and data analyses for characterizing such OLED Chemical and its associated Intermediates and their raw materials; and (vi) a reasonably detailed description of problems encountered by PPG during Process Development work on such OLED Chemical that in PPG's opinion are significant, including any material failed approaches and solutions or proposed solutions thereto. The Parties acknowledge that they will promptly and in good faith agree upon a representative Process Development Technical Report in a mutually acceptable format.

         "Product" means any Development OLED Chemical, Pre-Commercial OLED Chemical or Commercial OLED Chemical.

         "Purchase Order" means a written order from UDC to PPG, or an instruction under a blanket written order from UDC to PPG, including email correspondence confirmed by an authorized representative of each Party, for the purchase of a Product, or for the performance of any Analytical Services or EH&S Services not encompassed within Materials Development work, but excluding any preprinted terms and conditions therein.

         "Receiving Party" has the meaning given in Section 4.1.

         "Records" has the meaning given in Section 2.8.1.

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         "Rule 144" means Rule 144 promulgated by the Commission pursuant to the
1933 Act.

         "Securities" means the shares of UDC Common Stock issuable to PPG pursuant to this Agreement.

         "Statement of Work" means one or more agreed-upon written protocols, plans or other documents, including email correspondence confirmed by an authorized representative of each Party, describing the work to be performed by the Materials Development Team and/or the Process Development Team, as the same may be amended from time to time in writing by mutual agreement of the Parties. Separate Statements of Work will be mutually agreed upon in writing for each of the Materials Development Team and the Process Development Team.

         "Sublimation" or "Sublimate" means the conversion of an unrefined OLED Chemical from solid to vapor, and its subsequent de-sublimation from vapor to solid under appropriate temperature and pressure conditions to recover the desired sublimated OLED Chemical, with the purpose of such conversion being to enhance the purity of such OLED Chemical.

         "Synthetic Pathway" means generalized process step(s) for the conversion of precursor materials and/or Intermediates to other Intermediates and/or OLED Chemicals, including, without limitation, the structural formulas for such precursor materials and/or Intermediates, and the general processing conditions for synthesis and purification of such Intermediates and/or OLED Chemicals (e.g., solvent usage, temperature conditions, etc.).

         "Third-Party OLED Material" means an Intermediate or unrefined OLED Chemical, produced by a party other than PPG, to be subjected to Sublimation and/or other additional processing hereunder.

         "UDC Common Stock" means the common stock of UDC, $0.01 par value per share.

         "UDC Chemical Know-How" means any and all Know-How relating to OLED Chemicals or methods of producing OLED Chemicals, or that might reasonably be useful in connection with producing OLED Chemicals, that UDC owns or otherwise is authorized to disclose and license or sublicense to PPG hereunder, including, without limitation, any such Know-How constituting Developed Technology and any such Know-How acquired or licensed by UDC from Princeton University or USC under the Princeton License Agreement, or under other agreements, whether prior to or after the Effective Date.

         "UDC Chemical Patents" means any and all Patents, whether or not currently existing, that claim or cover any OLED Chemicals or methods of producing OLED Chemicals, or any methods or processes that might reasonably be

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useful in connection with producing OLED Chemicals, and that UDC is authorized to license or sublicense to PPG hereunder, including, without limitation, any such Patents claiming Developed Technology and any such Patents acquired or licensed by UDC from Princeton University or USC under the Princeton License Agreement, or under other agreements, whether prior to or after the Effective Date.

         "UDC Proprietary Materials for Chemicals" means all UDC Chemical Patents, UDC Chemical Know-How and Developed Technology.

         "Validated Process" means a process, including a Synthetic Pathway, for manufacturing an OLED Chemical, in quantities appropriate for commercial-scale sales by UDC, so as to meet its corresponding Material Specifications and UDC's criteria for qualifying the material for use in OLED devices, which process has been successfully proven reproducible in three consecutive pilot batch manufacturing runs at PPG's Monroeville, Pennsylvania facility.

         "Waste" means any "hazardous substance," "hazardous material" and/or "hazardous waste" as provided under any environmental law, rule or regulation, as well as any other waste material, pollutant and/or contaminant of any kind, including, without limitation, any routine process waste or any by-product arising from the manufacture of any OLED Chemical hereunder.


                          ARTICLE 2 - DEVELOPMENT TEAMS

         2.1. Development Teams. PPG shall maintain the Materials Development Team and Process Development Team to work on the tasks set forth in Statements of Work.

                  2.1.1 Materials Development Team. For the Materials Development Team, PPG shall provide, as requested by UDC, a maximum of [The confidential material contained herein has been omitted and has been separately filed with the Commission.], full-time advanced-degree chemists and [The confidential material contained herein has been omitted and has been separately filed with the Commission.] full-time technicians plus part-time senior supervision. PPG shall make available the part-time services of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] and [The confidential material contained herein has been omitted and has been separately filed with the Commission.], provided such individuals continue to be employed by PPG and their responsibilities are such that they are available to provide such services, PPG employees who are not members of the Materials Development Team but whose work will be deemed Materials Development hereunder, to provide analytical and computational services, respectively. Subject to the following provision regarding staff reductions, PPG shall maintain the Materials Development Team until December 31, 2006, unless UDC requests that the Materials Development Team be disbanded at an earlier date.

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                  2.1.2 Process Development Team. PPG shall maintain the Process
Development Team to work on the tasks set forth in Statements of Work. PPG shall sufficiently staff the Process Development Team so as to reasonably ensure the timely and proper completion of such tasks.

         2.2      Team Management.

                  2.2.1 Materials Development Team. The Materials Development Team shall report to [The confidential material contained herein has been omitted and has been separately filed with the Commission.], who in turn shall report to the PPG Director, Optical Products R&D. For so long as the Materials Development Team is maintained at PPG, PPG's Director, Manufacturing & Applied Technology, and Director, Optical Products R&D will meet periodically with UDC management to review and discuss the direction and performance of the Materials Development work. Such meetings will take place at least twice each year at mutually agreed times, or more frequently as requested by PPG or UDC.

                  2.2.2 Process Development Team. The Process Development Team shall report to PPG's Operations Manager Specialty Synthesis Group, who shall communicate periodically with UDC's Vice President Technology Commercialization to discuss the direction and performance of the Process Development work.

         2.3      Materials Development Team Staffing.

                  2.3.1 Timing. Upon ninety (90) days' written notice from UDC with an effective date of not earlier than January 2006, PPG shall reduce the Materials Development Team staffing level. PPG and UDC shall cooperate in good faith to minimize turnover of members of the Materials Development Team. However, PPG shall not hire any new employees for the Materials Development Team, regardless of any unplanned vacancies.

                  2.3.2 Severance Costs. All out-of-pocket severance costs of PPG related to any reduction in the Materials Development Team staffing level incurred at UDC's request and in accordance with PPG's customary severance policies and procedures shall be for UDC's account, it being UDC's understanding that PPG currently estimates such costs to be approximately [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. Upon UDC's request, PPG shall assist UDC in hiring such individuals as its own employees or consultants, and PPG shall reasonably facilitate the transition of such individuals to UDC. With respect to any such individuals not hired by UDC, PPG shall use reasonable efforts to redeploy such individuals within PPG so as to minimize severance costs. Within thirty (30) days after the date of a staff reduction, PPG shall provide UDC with an invoice for the out-of-pocket severance costs that were incurred by PPG related to such reduction, and UDC shall reimburse PPG, within thirty (30) days of the date of the invoice, in cash for all such costs.


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         2.4      Statements of Work and Budgets.

                  2.4.1 Materials Development Work. The Statement of Work and budget for Materials Development work in 2006 shall be mutually agreed to by the Parties in good faith on or before January 1, 2006.

                  2.4.2 Process Development Work. The Parties shall in good faith mutually agree upon Statements of Work and budgets for Process Development work on an as-needed basis prior to the commencement of such work. PPG shall in good faith agree to perform all Process Development work reasonably requested by UDC hereunder, provided, however, PPG in its reasonable discretion may refuse to perform certain Process Development Work if (i) PPG does not have and cannot reasonably reassign sufficient staffing to perform the work, (ii) PPG does not have appropriate capital equipment and facilities reasonably available to perform the work, or (iii) the chemical nature of the materials involved is such that PPG is not reasonably equipped to manage their associated chemical hazards. If there is a problem that can be circumvented through outsourcing any of the Process Development Work, then the Parties shall use commercially reasonable efforts to pursue and facilitate such outsourcing.

                  2.4.3 Changes. Upon either Party's request, the Parties will in good faith discuss and endeavor to agree upon revisions to any Statement of Work and/or budget for the Development Program. However, such Statements of Work and budgets may be amended only by mutual written agreement of the Parties, which may include email correspondence confirmed by an authorized representative of each Party.

         2.5      Materials Development Team Compensation.

                  2.5.1 For all Materials Development work performed by the Materials Development Team under the Materials Development Statement of Work and budget, UDC shall pay PPG at the rate of (i) [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's Materials Development Costs for so long as the aggregate cumulative annual amount of such costs remains less than or equal to [The confidential material contained herein has been omitted and has been separately filed with the Commission.]; and (ii) [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's Materials Development Costs once the aggregate cumulative annual amount of such costs exceeds [The confidential material contained herein has been omitted and has been separately filed with the Commission.] (such collective amounts referred to herein as "PPG's Materials Development Charges").

                  2.5.2 Within fifteen (15) days following the end of each of the first and third Calendar Quarters of 2006, PPG shall calculate and provide UDC with written notice of: (i) the actual dollar amount of PPG's Materials

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Development Charges for such Calendar Quarter; and (ii) the expected dollar amount of PPG's Materials Development Charges for the then-current Calendar Quarter, based on the agreed-upon Statement of Work and budget for such work, both such amounts being broken down by cost categories per the applicable budget. Accompanying such written notice shall be an invoice to UDC for the total of the amounts specified in clauses (i) and (ii) above, less (a) any credit to be applied against such total pursuant to subsection 2.5.4 below and,
(b) for the first Calendar Quarter of 2006, any credit that has been carried over from the Development Agreement based on actual Materials Development work performed in the fourth Calendar Quarter of 2005. Upon UDC's request, PPG shall provide a reasonably detailed breakdown of all of PPG's Materials Development Charges, which shall be subject to reasonable confirmation by UDC.

                  2.5.3 Within fifteen (15) days following the end of each of the second and fourth Calendar Quarters of 2006, PPG shall calculate and provide UDC with written notice of: (i) the actual dollar amount of PPG's Materials Development Charges for such Calendar Quarter, and (ii) the difference, in dollars, between such amount and previously provided estimate of PPG's Materials Development Charges for such Calendar Quarter. If the difference calculated under clause (ii) above is a positive number (i.e., actual costs exceed estimated costs), then accompanying such written notice shall be an invoice to UDC for the amount of the difference. If the difference calculated under clause
(ii) above is a negative number (i.e., estimated costs exceed actual costs), then accompanying such written notice shall be a credit statement to UDC for the amount of the difference.

                  2.5.4 Any credit available to UDC under subsection 2.5.3 above shall first be applied against the actual dollar amount of PPG's Materials Development Charges for the then-current Calendar Quarter, as specified in subsection 2.5.2 above. If any portion of the credit still remains following such application, it shall then be applied against the actual dollar amount of PPG's Processing Charges for the then-current Calendar Quarter, as specified in subsection 9.2.1 below. If any portion of the credit still remains thereafter, it shall be repaid to UDC in cash within thirty (30) days following the end of the then-current Calendar Quarter.

                  2.5.5 UDC shall pay all amounts invoiced under subsections
2.5.2 and 2.5.3 above in shares of UDC Common Stock as specified in Article 15 below.

         2.6      Compensation for Other Development Work.

                  2.6.1 UDC shall separately pay PPG, in UDC Common Stock, for any UDC-approved services of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] and [The confidential material contained herein has been omitted and has been separately filed with the Commission.] performed during each Calendar Quarter of 2006. PPG shall invoice UDC for such services at the 2005 billing rates for these individuals with any increase in these rates subject to UDC's approval, which shall not be unreasonably withheld. Invoiced amounts for such services are to be included in PPG's Materials Development Charges (as defined in Section 2.5) and shall be invoiced at [The confidential material contained herein has been

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omitted and has been separately filed with the Commission.] PPG's Materials
Development Costs.

                  2.6.2 UDC shall pay PPG for Process Development as specified in Articles 6 and 9 below.

                  2.6.3 Except as set forth in Article 17 below, PPG shall be solely responsible for all salary and other compensation of its employees and/or researchers in connection with the performance of any Materials Development work, including, without limitation, all tax withholding with respect thereto and payment, if any, of employment-related taxes and workers' compensation insurance premiums.

         2.7      Party Responsibilities.

                  2.7.1 PPG's responsibilities under the Development Program shall include, without limitation, using commercially reasonable efforts to do the following:

                   (i) PPG shall direct the Materials Development Team to perform Materials Development work.

                   (ii) PPG shall direct the Materials Development Team to supply UDC with Developmental Quantities of Evaluation OLED Chemicals under a Statement of Work. PPG shall not be obligated to direct the Materials Development Team to supply UDC with Evaluation OLED Chemicals in greater than Developmental Quantities.

                   (iii) PPG shall direct the Materials Development Team to
                         provide UDC with Materials Research Technical Reports for Evaluation OLED Chemicals upon UDC's request.

                   (iv) PPG shall direct the Process Development Team to perform Process Development work.

                   (v) PPG shall direct the Process Development Team to supply UDC with Development OLED Chemicals under a Statement of Work.

                   (vi) PPG shall direct the Process Development Team to provide UDC with Process Development Technical Reports for Development OLED Chemicals upon UDC's request.

                   (vii) PPG shall direct the Materials Development Team and
                         Process Development Team to disclose to UDC all Developed Technology, by periodically providing copies of laboratory notebooks at a reasonable frequency requested by UDC, or by such other means as the Parties may agree upon in writing.
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                  2.7.2 UDC's responsibilities under the Development Program shall include, without limitation, using commercially reasonable efforts to do the following:

                   (i) UDC shall direct its personnel to perform their obligations as specified in a Statement of Work.

                   (ii) UDC shall maintain a qualified team to reasonably evaluate in OLED applications any Evaluation OLED Chemicals supplied by the Materials Development Team and any Development OLED Chemicals supplied by the Process Development Team. UDC shall report the results of such evaluations to the Materials Development Team or the Process Development Team, as applicable.

                   (iii) UDC shall direct its personnel to cooperate with the
                         Material Development Team and the Process Development Team in performance of their responsibilities under the Development Program.

                   (iv) For OLED Chemicals, including Third-Party OLED Materials, transferred by UDC to PPG's Process Development Team for Process Development work pursuant to a Statement of Work, UDC shall direct its personnel to provide the Process Development Team with such of the reasonably available UDC Chemical Know-How as is necessary in connection with PPG's performance hereunder.

                   (v) UDC shall be responsible, in its sole discretion, for protecting and maintaining the intellectual property rights to Developed Technology as set forth in Section
                         3.4 below.

                  2.7.3 Each Party agrees to the following responsibilities under this Agreement:

                   (i) The Parties' researchers will work together in a team environment using their respective expertise and Know-How to facilitate performance of the Development Program.

                   (ii) While working at the other Party's facilities, each Party's chemists and other personnel shall: (a) at all times comply with all of the other Party's safety, security and mutually agreed confidentiality policies and procedures; and (b) limit their activities solely to assisting the other Party in the conduct of the Development Program.

                   (iii) The Parties shall work together in a jointly
                         cooperative manner in support of Product sales by UDC and the timely availability of Products meeting current or future requirements of the OLED industry.
UDC and PPG Confidential                                          Page 13 of 66

         2.8      Recordkeeping and Reporting.

                  2.8.1 During the Term, PPG shall direct the Material Development Team and the Process Development Team to diligently maintain tangible records of work conducted under the Development Program ("Records"). These Records shall be kept in bound laboratory notebooks, each page of which shall be timely dated, signed and witnessed. PPG will retain the Records for two
(2) years beyond the Term.

                  2.8.2 PPG shall provide UDC with such reports and other supporting documentation as UDC may reasonably request in connection with monitoring PPG's charges for the Development Program.

                  2.8.3 During the Term and for at least two (2) years thereafter, UDC shall have the right to examine Records kept by PPG hereunder. Each such examination shall take place during normal business hours of PPG and on at least ten (10) business days' advance written notice to PPG. Each such examination shall be at a location selected by PPG and in accordance with procedures reasonably acceptable to PPG, including, without limitation, procedures designed to protect any Confidential Information of PPG. PPG shall not be required to permit examination of its Records more often than once during any Calendar Quarter.

         2.9      Other Research Work.

                  2.9.1 PPG acknowledges that UDC intends to continue working with Princeton University, USC and others to explore and develop new and improved OLED Chemicals, and that PPG's work under the Development Program may involve work on such chemicals, to the extent set forth in a Statement of Work.

                  2.9.2 Except in connection with conducting the Development Program hereunder, during the Term and for [The confidential material contained herein has been omitted and has been separately filed with the Commission.] thereafter, PPG shall not conduct or fund any research program specifically directed to developing OLED Chemicals for use in OLEDs, whether on its own or in collaboration with any other person; provided, however, that nothing in this Agreement shall prohibit PPG from continuing to perform work on its photochromic and electrochromic development programs.


                        ARTICLE 3 - INTELLECTUAL PROPERTY

         3.1 Developed Technology. All Developed Technology shall be owned solely by UDC, and PPG hereby assigns and transfers any and all right, title and interest it may have in and to such Developed Technology to UDC. Upon UDC's request, PPG shall execute and deliver to UDC all instruments and other documents, and shall take such other actions as may be reasonably necessary so that UDC may protect and defend its rights in and to the Developed Technology.

UDC and PPG Confidential                                          Page 14 of 66

Subject to the express terms of this Agreement, UDC shall have no obligation of accounting to PPG with respect to any Developed Technology. UDC shall bear all costs associated with patenting and protecting the Developed Technology.

         3.2      Other Technology.

                  3.2.1 All inventions, discoveries, Know-How and materials, that are not Developed Technology, patentable or unpatentable, that are conceived, created, made or reduced to practice under this Agreement ("Other Technology"), if conceived, created, made or reduced to practice solely by the personnel of one Party, shall be owned solely by that Party. Each Party shall bear all costs associated with patenting and protecting its solely-owned Other Technology.

                  3.2.2 All Other Technology conceived, created, made or reduced to practice jointly by the personnel of both Parties shall be owned jointly by both Parties. Subject to the express terms of this Agreement, neither Party shall have any obligation of accounting to the other Party with respect to any jointly-owned Other Technology. The Parties shall in good faith agree upon and implement procedures for the preparation, filing, prosecution and maintenance of patent applications and patents claiming any jointly-owned Other Technology, and shall allocate responsibility for the costs and expenses associated with such patent activities. Should either Party elect not to pay its fair share of such costs and expenses for patents in any country of the world, that Party shall, upon request, assign to the other Party all of such Party's rights to such patents in said country.

                  3.2.3 Upon either Party's request, the other Party shall execute and deliver to such Party all instruments and other documents, and shall take such other actions as may be reasonably necessary so that such Party may protect and defend its rights in and to any Other Technology.

         3.3      License Grants to PPG.

                  3.3.1 UDC hereby grants to PPG, during the Term and subject to the terms and conditions set forth herein, a worldwide, royalty-free, non-exclusive, non-transferable (except as permitted under Section 21.2 below) license, with the right to sublicense under subsection 3.3.4 below, to practice under any and all UDC Chemical Patents, and to use, improve, enhance and modify any and all unpatented UDC Proprietary Materials for Chemicals, for the sole purposes of (i) performing PPG's obligations under the Development Program as contemplated hereunder; (ii) producing and selling OLED Chemicals to UDC as contemplated hereunder; and (iii) providing Analytical Services and EH&S Services as requested by UDC hereunder.

                  3.3.2 UDC hereby further grants to PPG a worldwide, perpetual, royalty-free, non-exclusive, non-transferable (except as permitted under Section
21.2 below) license, with the right to sublicense as permitted under subsection
3.3.4 below, to practice under any and all Patents claiming Developed Technology

UDC and PPG Confidential                                          Page 15 of 66
and all Know-How encompassed by Developed Technology, solely for PPG's own use in its current and future business, but not otherwise in competition with UDC with respect to OLEDs or OLED Chemicals.

                  3.3.3 UDC shall not grant rights to others that will adversely affect PPG's license contemplated under this Section 3.3.

                  3.3.4 The licenses granted to PPG under this Agreement shall extend to any division of or subsidiary controlled by PPG. Any sublicenses, in whole or in part, to other Persons shall be subject to UDC's prior written approval, such approval not to be withheld unreasonably; provided, however, that UDC, in its sole discretion, may withhold approval of sublicenses other than those for purposes of permitting such third Parties to practice under the applicable Patents and/or Know-How on PPG's behalf and/or for PPG's benefit or account (e.g., for purposes of exercising the equivalent of "have made" or "have sold" rights as such rights are generally understood, or performing manufacturing activities on PPG's behalf with respect to Products to be supplied to UDC hereunder). PPG shall provide UDC with written notice of the names and addresses of each such sublicensee, as well as a full, unredacted copy of the sublicense agreement and all subsequent amendments and modifications thereof, before or within a reasonable period of time after PPG enters into such sublicense. Each sublicense granted by PPG hereunder shall (i) expressly provide that such sublicense is nontransferable and nonassignable, (ii) prohibit the initial sublicensee from granting any further licenses or sublicenses thereunder, (iii) expressly provide that UDC is a third-party beneficiary of the sublicense agreement with rights to enforce its terms directly against the sublicensee, and (iv) obligate the sublicensee to abide by the terms and conditions of this Agreement applicable to sublicensees.

                  3.3.5 Except for the license and other rights expressly granted or promised to PPG under this Agreement, the Parties retain their respective rights to their respective Patents and Know-How.

         3.4 Acknowledgment of Derivative Rights. Notwithstanding anything to the contrary in this Agreement, PPG acknowledges that some of its rights to certain UDC Chemical Patents derive from the Princeton License Agreement. Each Party agrees that PPG's rights to said UDC Chemical Patents under this Agreement shall be a sublicense under and subject to the provisions of the Princeton License Agreement.

         3.5      Patent Procurement, Maintenance and Enforcement.

                  3.5.1 The desirability of applying for, prosecuting and maintaining Patents claiming the Developed Technology (and the countries in which Patents should be applied for, prosecuted and maintained) shall be determined by UDC in its sole and absolute discretion. If UDC decides to obtain Patent protection for any Developed Technology, PPG shall reasonably cooperate with UDC in preparing, filing and prosecuting applications for such Patents and in maintaining any Patents issuing thereon. UDC shall bear all expenses incurred

UDC and PPG Confidential                                          Page 16 of 66
in preparing, filing and prosecuting such Patent applications and in maintaining any resulting Patents.

                  3.5.2 UDC shall provide PPG with copies of all Patent applications claiming any Developed Technology before they are filed, in order for PPG to promptly review said applications to be certain that no PPG Confidential Information is being disclosed without PPG's prior approval. If PPG claims that its Confidential Information is disclosed in an application submitted for review, UDC shall not file such application until the claim has been resolved to the reasonable satisfaction of PPG. The Parties shall in good faith attempt to resolve any such claim as expeditiously as possible.

                  3.5.3 Each Party shall promptly notify the other Party of any known or reasonably suspected infringement or misappropriation of UDC Proprietary Materials for Chemicals.

                  3.5.4 UDC shall protect and enforce all Patents and Patent applications claiming any Developed Technology, at its sole expense and in its sole and absolute discretion. PPG shall reasonably assist UDC in its efforts to protect and/or enforce such Patents and Patent applications at UDC's sole cost and expense.


                           ARTICLE 4 - CONFIDENTIALITY

         4.1 General Obligations. Each Party (in such capacity, the "Receiving Party") shall review and maintain Confidential Information of the other Party (in such capacity, the "Disclosing Party") in accordance with the following terms and conditions:

                  4.1.1 The Receiving Party agrees to treat all Confidential Information of the Disclosing Party as confidential and not to disclose such Confidential Information to any other person, or use such Confidential Information for any purpose other than to perform its obligations or exercise its rights hereunder, except as expressly permitted by the Disclosing Party in writing.

                  4.1.2 The Receiving Party shall make only such copies of the Confidential Information of the Disclosing Party as are reasonable for the Receiving Party's performance of its obligations or exercise of its rights hereunder.

                  4.1.3 At all times, the Receiving Party shall keep and maintain all Confidential Information of the Disclosing Party in a safe and secure place with reasonable safeguards to insure that unauthorized persons do not have access to such Confidential Information. Upon discovery of any unauthorized disclosure or use of Confidential Information of the Disclosing Party, the Receiving Party shall immediately notify the Disclosing Party and take all reasonable steps to prevent its further unauthorized disclosure or use.

UDC and PPG Confidential                                          Page 17 of 66

                  4.1.4 The Receiving Party is prohibited from disclosing Confidential Information of the Disclosing Party to third parties unless such other person has a need-to-know such Confidential Information in connection with the Receiving Party's performance of its obligations or exercise of its rights under this Agreement. In addition, disclosure of such Confidential Information to any third party shall be permitted only after such third party has agreed in writing to abide by provisions of confidentiality and restrictive use no less stringent than those set forth herein. The Receiving Party shall be responsible for enforcing such provisions against such third party.

                  4.1.5 With respect to all Confidential Information of the Disclosing Party in the Receiving Party's possession or control (including, without limitation, all copies and summaries thereof and regardless of the format in which such Confidential Information is stored), the Receiving Party, promptly upon the Disclosing Party's request, shall either: (i) return all such Confidential Information to the Disclosing Party, or (ii) destroy all such Confidential Information and certify the same to the Disclosing Party in writing. Notwithstanding the foregoing sentence, the Receiving Party may retain one copy of each tangible item of Confidential Information of the Disclosing Party in a secure location solely for purposes of enforcement of this Agreement; provided, however, that all such Confidential Information shall continue to be governed in all respects by the other provisions of this Article. The provisions of this Section 4.1.5 shall not apply to any Developed Technology.

         4.2 Exceptions. Notwithstanding anything to the contrary herein, the provisions of this Article shall not apply with respect to any Confidential Information of the Disclosing Party that:

                  4.2.1 is already in or subsequently enters the public domain through no fault of the Receiving Party;

                  4.2.2 is supplied by the Disclosing Party to another person without a duty of confidentiality;

                  4.2.3 is known to the Receiving Party or is in its possession (as shown by tangible evidence) prior to receipt from the Disclosing Party;

                  4.2.4 is developed independently by the Receiving Party (as shown by competent written records) without reliance on any Confidential Information of the Disclosing Party;

                  4.2.5 is lawfully received by the Receiving Party from another person without a duty of confidentiality to the Disclosing Party; or

                  4.2.6 is disclosed by the Receiving Party pursuant to judicial order or governmental regulation or administrative process so long as the Receiving Party notifies the Disclosing Party promptly before the disclosure and

UDC and PPG Confidential                                          Page 18 of 66
cooperates with the Disclosing Party in the event that the Disclosing Party decides to contest or limit the disclosure.

         4.3 Other Persons. To the extent any person that is subject to the restrictions set forth in this Article is not a Party to this Agreement, the terms of this Article 4 shall apply to such person to the same extent as if he, she or it were a Party hereto.

         4.4 Injunctive Relief. In the event of any breach or threatened breach by any person of any provision of this Article 4, the Party harmed or likely to be harmed by such breach or threatened breach shall be entitled to seek injunctive or other equitable relief restraining such person from engaging in conduct that would constitute a breach of the obligations of such person under this Article 4. Such relief, if granted, shall be in addition to and not in lieu of any other remedies that may be available, at law or equity, including an action for the recovery of damages.

         4.5 Survival. The obligations of confidentiality pursuant to this
Article 4 will survive termination or expiration of this Agreement for a period of ten (10) years after the date of expiration or termination.


           ARTICLE 5 - APPOINTMENT AND EXCLUSIVE OLED MATERIAL SUPPLY

         5.1 Exclusive Appointment. Subject to the terms and conditions of this Agreement, UDC hereby appoints PPG as its exclusive supplier of, and PPG hereby agrees to manufacture and sell to UDC, all of UDC requirements for OLED Chemicals that (i) are developed solely by UDC and are materials that UDC intends during the Term to resell to third parties for their manufacture of OLEDs for commercial sale; or (ii) are or were developed jointly by UDC and PPG through Process Development work conducted hereunder or under the Development Agreement (collectively, "Covered OLED Chemicals"). UDC shall not sell or otherwise supply Covered OLED Chemicals for use in OLEDs, except those provided by PPG to UDC hereunder.

         5.2 Exceptions. The obligations and restrictions under Section 5.1 above shall not apply under the following circumstances:

                  5.2.1 UDC's requirements for the Covered OLED Chemical are in excess of such quantities as PPG is able to reasonably manufacture, alone or in the aggregate with other Covered OLED Chemicals, using its current or anticipated capital equipment and facilities. For each current Covered OLED Chemical, such maximum quantity has been separately agreed to in writing by the Parties and each of UDC and PPG agrees that such maximum quantity is sufficient for UDC's reasonably foreseeable needs. For other Covered OLED Chemicals, or if UDC's expected requirements for a current Covered OLED Chemical increase substantially, the Parties shall discuss and in good faith endeavor to agree upon a new or revised maximum quantity for the Covered OLED Chemical. If PPG is to perform Process Development work on the Covered OLED Chemical, PPG shall provide UDC with PPG's proposed maximum quantity for the Covered OLED Chemical

UDC and PPG Confidential                                          Page 19 of 66
and the Parties shall endeavor to reach such agreement prior to or promptly following UDC's request for PPG to commence such Process Development work. If there is a problem that can be circumvented through PPG's outsourcing of any of the manufacturing process steps, or through the purchase of a Third-Party OLED Material, then the Parties shall use commercially reasonable efforts to pursue such an alternative approach and the foregoing obligations and restrictions shall continue to apply unless the Parties, despite their good faith efforts, are unable to agree on a viable alternative.

                  5.2.2 PPG's pricing or projected pricing for commercial-scale quantities of the Covered OLED Chemical is in excess of that which allows UDC to resell the Covered OLED Chemical for a reasonable profit and UDC has good reason to believe that it can obtain the Covered OLED Chemical from another source at pricing that would enable UDC to resell the Covered OLED Chemical for such a profit. For each current Covered OLED Chemical, PPG pricing or projected pricing for commercial-scale quantities has been separately agreed to in writing by the Parties and each of UDC and PPG agrees that such pricing or projected pricing is currently sufficient for UDC to resell the Covered OLED Chemical for a reasonable profit. For other Covered OLED Chemicals, or if the pricing at which UDC is able to resell a current Covered OLED Chemical decreases substantially, the Parties shall discuss and in good faith endeavor to agree upon new or revised pricing or projected pricing for commercial-scale quantities of the Covered OLED Chemical. If PPG is to perform Process Development work on the Covered OLED Chemical, PPG shall provide UDC with PPG's projected pricing for commercial-scale quantities of the Covered OLED Chemical and the Parties shall endeavor to reach such agreement prior to or promptly following UDC's request for PPG to commence such Process Development work. If there is a problem that can be circumvented through PPG's outsourcing of any of the manufacturing process steps, or through the purchase of a Third-Party OLED Material, then the Parties shall use commercially reasonable efforts to pursue such an alternative approach and the foregoing obligations and restrictions shall continue to apply unless the Parties, despite their good faith efforts, are unable to agree on a viable alternative.

                  5.2.3 PPG is regularly unable to provide commercial-scale quantities of the Covered OLED Chemical that meet its corresponding Material Specifications and pass UDC's OLED device qualification testing and the Parties, despite their good faith efforts, are unable to timely agree upon and implement a plan for the situation to be remedied. If there is a problem that can be circumvented through PPG's outsourcing of any of the manufacturing process steps, or through the purchase of a Third-Party OLED Material, then the Parties shall use commercially reasonable efforts to pursue such an alternative approach and the foregoing obligations and restrictions shall continue to apply unless the Parties, despite their good faith efforts, are unable to agree on a viable alternative.

                  5.2.4 The Covered OLED Chemical cannot be manufactured by PPG and supplied to UDC for resale to third parties for use in OLEDs without infringing or otherwise violating the Patent or other proprietary rights of a third party.

UDC and PPG Confidential                                          Page 20 of 66

                  5.2.5 The Covered OLED Chemical is only being obtained by UDC in limited quantities for demonstration, testing, evaluation and/or research and development purposes.

                  5.2.6 The Covered OLED Chemical is designed or intended to be used [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

                  5.2.7 UDC and PPG otherwise mutually agree that the Covered OLED Chemical will not be subject to the foregoing obligations and restrictions.

For clarification, UDC shall be entitled to [The confidential material contained herein has been omitted and has been separately filed with the Commission.] as and to the extent deemed appropriate by UDC, such that PPG shall not claim any information contained therein is Confidential Information of PPG.

         5.3      Other OLED Chemical Sales by PPG.

                  5.3.1 During the Term and for [The confidential material contained herein has been omitted and has been separately filed with the Commission.] thereafter, PPG shall not sell or supply Products or Evaluation OLED Chemicals to persons other than UDC, or assist or authorize any other person to sell or supply Products or Evaluation OLED Chemicals to persons other than UDC.

                  5.3.2 During the Term and for [The confidential material contained herein has been omitted and has been separately filed with the Commission.] thereafter, PPG shall not sell or supply Competitive OLED Chemicals for any OLED-related uses to persons other than UDC, or assist or authorize any other person to sell or supply Competitive OLED Chemicals for any OLED uses to persons other than UDC.

                  5.3.3 Should PPG, during the Term or within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] thereafter, learn that any person to whom PPG is selling any Competitive OLED Chemical for non-OLED uses is using such OLED Chemical for OLED uses, PPG agrees to immediately cease supplying such person with such OLED Chemical unless otherwise agreed in writing by UDC. Nothing in this Agreement, by implication or otherwise, authorizes PPG to use any UDC Proprietary Materials for Chemicals and/or any Confidential Information of UDC in manufacturing, purifying, analyzing or distributing Products, Evaluation OLED Chemicals or Competitive OLED Chemicals to persons other than UDC, either during or following the Term.




UDC and PPG Confidential                                          Page 21 of 66

                        ARTICLE 6 - PRODUCTS AND SERVICES

         6.1      General.

                  6.1.1 The OLED Chemicals to be supplied pursuant to this Agreement are Evaluation OLED Chemicals and Products. PPG shall use commercially reasonable efforts to allocate sufficient resources and adopt sufficient planning procedures to fulfill its obligations to supply Products to UDC hereunder in a timely manner.

                  6.1.2 The maximum quantity of each current Product that PPG may be required to supply to UDC during any Calendar Quarter has been separately agreed to in writing by the Parties. The Parties will cooperate in good faith to agree in writing upon such maximum quantity for other Products, or if either Party proposes any changes to an existing maximum quantity.

                  6.1.3 All Products supplied by PPG hereunder shall be manufactured, packaged, stored and shipped according to and in compliance with their corresponding Material Specifications, and in accordance with manufacturing practices as implemented by PPG with respect to other, similar products manufactured by PPG.

                  6.1.4 The Parties will cooperate in good faith to control PPG's costs and expenses for each Product supplied to UDC hereunder, and shall use their reasonable best efforts to reduce such costs to the fullest extent reasonably practicable in light of the Product's corresponding Material Specifications and UDC's required volumes and lead times. PPG shall provide UDC with such reports and other supporting documentation as UDC may reasonably request in connection with monitoring such costs and expenses and PPG's efforts to control the same.

                  6.1.5 The Parties recognize that detailed and continuing exchanges of information shall be necessary in order to optimize the administration of this Agreement and PPG's supply of Products to UDC, consistent with the respective rights and obligations of the Parties hereunder. To that end, each Party shall designate a representative (and notify the other Party of the individual so designated) responsible for exchanging information and for resolving issues relating to the forecasting, ordering, production, shipment and sales of Products which may arise under this Agreement. The designated representatives of each Party shall conduct planning meetings (which may be by teleconference if practicable) periodically and as may be necessary to address any issues that may arise.

         6.2      Raw Materials, Intermediates and Third-Party OLED Materials.

                  6.2.1 PPG's Purchase of Raw Materials and Third-Party OLED Materials. PPG will recommend to UDC in writing all purchases of raw materials and Third-Party OLED Materials based upon written Product forecasts to be provided by UDC. Unless otherwise specifically agreed, PPG shall be responsible administratively for ordering and arranging for the delivery of all raw

UDC and PPG Confidential                                          Page 22 of 66
materials and Third-Party OLED Materials required for Process Development and the manufacture of said Products to PPG's Monroeville Chemicals Center, and PPG shall arrange for the conversion of such raw materials and Third-Party OLED Materials into said Products which PPG shall supply to UDC as set forth herein. Unless otherwise agreed, PPG shall also serve as the technical interface with the supplier of such raw materials and Third-Party OLED Materials for quality control and related purposes.

                           (i) Raw Materials for Products Other Than Commercial
OLED Chemicals. Upon written approval by UDC to the Operations Manager, Specialty Synthesis Group of PPG, PPG will purchase all raw materials for Products other than Commercial OLED Chemicals for UDC's account.

                           (ii) Raw Materials for Commercial OLED Chemicals. As
a general matter, PPG shall be responsible for obtaining raw materials sufficiently in advance to as to reasonably ensure the timely manufacture and supply of Commercial OLED Chemicals for which UDC has issued a Purchase Order to PPG. However, should UDC specifically request that PPG purchase and maintain an inventory of one or more critical raw materials above and beyond that which is usual and customary for the production of a particular Commercial OLED Chemical, PPG shall maintain said additional inventory at such levels as UDC and PPG, from time to time, shall agree in good faith and in writing. Such additional inventory shall be for PPG's account, subject to subsection 6.2.4 below.

                           (iii) Third-Party OLED Materials - Intermediates.
Where the Third-Party OLED Material is an Intermediate, unless otherwise agreed by the Parties such Third-Party OLED Material shall be treated as if it were a raw material covered under clause (i) or clause (ii) above, as applicable.

                           (iv) Third-Party OLED Materials - Unrefined OLED
Chemicals. Where the Third-Party OLED Material is an unrefined OLED Chemical, unless otherwise agreed by the Parties such Third-Party OLED Material shall be purchased by UDC and UDC shall retain title thereto at all times during the conversion of such Third-Party OLED Material into the associated Product. However, as indicated above, PPG shall be responsible, subject to UDC's approval, for administratively ordering and arranging for the delivery of such material from the supplier on UDC's behalf in connection with filling UDC's Purchase Orders for the associated Product.

                  6.2.2 PPG's Production of Intermediates. PPG will recommend to UDC in writing the production and maintenance of inventories of Intermediates based upon written Product forecasts to be provided by UDC.

                           (i) Intermediates for Products Other Than Commercial
OLED Chemicals. Upon written approval by UDC to the Operations Manager, Specialty Synthesis Group of PPG, PPG will produce and maintain a reasonable inventory of Intermediates for Products other than Commercial OLED Chemicals for UDC's account.

UDC and PPG Confidential                                          Page 23 of 66

                           (ii) Intermediates for Commercial OLED Chemicals. As
a general matter, PPG shall be responsible for producing Intermediates sufficiently in advance so as to reasonably ensure the timely manufacture and supply of Commercial OLED Chemicals hereunder. However, should UDC specifically request that PPG produce and maintain an inventory of one or more Intermediates above and beyond that which is usual and customary for the production of a particular Commercial OLED Chemical, PPG shall maintain said additional inventory at such levels as UDC and PPG, from time to time, shall agree in good faith and in writing. Such additional inventory shall be for PPG's account, subject to subsection 6.2.4 below.

                  6.2.3 Maintenance and Records. All raw materials and Third-Party OLED Materials purchased by PPG for UDC's account will be maintained separate from other PPG materials and shall be used solely for the production of Products for UDC hereunder. PPG will maintain records as to disposition of such raw materials and Third-Party OLED Materials for a period of six (6) months following the close of each Contract Year. Upon at least thirty (30) days' prior written notice to PPG, UDC may engage an independent third party to audit such records, subject to PPG's reasonable confidentiality limitations.

                  6.2.4 Disposal of Unused Inventory. If any inventory of raw materials obtained or Intermediates produced for PPG's account is not converted to a Commercial OLED Chemical within six (6) months of receipt or production by PPG, then PPG shall bill UDC for the inventory. If such inventory is no longer required, then UDC, at its option, shall either (i) pay for disposal of the inventory; (ii) have the inventory shipped to UDC at UDC's sole cost and expense; or (iii) in the case of raw materials, return such inventory for credit from supplier of such inventory.

         6.3 Material Specifications. As a general matter, all Material Specifications shall be proposed by PPG but are subject to final comment and revision and written approval by UDC. Once approved, the Material Specifications for a given OLED Chemical or Intermediate may be changed only by written agreement of the Parties, which agreement in the case of PPG shall not be unreasonably withheld. The Parties shall endeavor to establish and agree upon changes to the Material Specifications in a manner designed to ensure that all Products are of high quality and purity, are fit for use in connection with OLEDs, and can be manufactured at a commercially reasonable price; provided however that the Parties are only agreeing to use their good faith efforts to achieve the foregoing goals and, subject thereto, neither Party makes any representation or warranty with respect to the Material Specifications. With respect to Development OLED Chemicals that are the subject of Process Development, the Parties shall in good faith attempt to agree upon the Material Specifications for such Development OLED Chemicals as part of the Process Development work. The Parties acknowledge that they will promptly and in good faith agree upon a representative Material Specification in a mutually acceptable format.


UDC and PPG Confidential                                          Page 24 of 66

         6.4 Services and Charges. Except as otherwise set forth herein, upon UDC's request by a written Statement of Work and/or Purchase Order, PPG shall supply the following OLED Chemicals and services to UDC, for the charges set forth herein:

                  6.4.1 Evaluation OLED Chemicals. PPG shall supply Evaluation OLED Chemicals as requested by UDC. Charges for the supply of Evaluation OLED Chemicals, including all raw materials and conversion costs, are [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

                  6.4.2 Process Development Work. UDC shall pay PPG at the rate of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's Process Development Costs for all Process Development work performed by chemists on the Process Development Team. If supplied to UDC, Development OLED Chemicals produced by chemists on the Process Development Team shall be [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

                  6.4.3    Development OLED Chemicals.

                           (i) For the supply of each Primary Development
Chemical produced by PPG personnel other than chemists on the Process Development Team and in cumulative quantities of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] or less, UDC shall pay PPG at the rate of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's OLED Material Conversion Costs. For the supply of any such Primary Development Chemical in cumulative quantities of more than [The confidential material contained herein has been omitted and has been separately filed with the Commission.], UDC shall pay PPG at the rate of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's OLED Material Conversion Costs for the excess quantity.

                           (ii) For the supply of each Ancillary Development
Chemical produced by PPG personnel other than chemists on the Process Development Team, UDC shall pay PPG at the rate of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's OLED Material Conversion Costs.

                           (iii) Notwithstanding clauses (i) and (ii) above, if
the Development OLED Chemical is a Third-Party OLED Material that [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's OLED Material Conversion Costs shall be [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in lieu of the rates specified above.

UDC and PPG Confidential                                          Page 25 of 66

                           (iv) For clarification, the amounts specified above
do not include the cost of raw materials and Third-Party OLED Materials purchased for UDC's account in accordance with subsection 6.2.1 above, or Intermediates produced for UDC's account in accordance with subsection 6.2.2 above, for which UDC shall pay PPG at PPG's cost according to Section 9.1 below.

                  6.4.4 Pre-Commercial OLED Chemicals. For the supply of each Pre-Commercial OLED Chemical, UDC shall pay PPG at the rate of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's OLED Material Conversion Costs. Notwithstanding the foregoing sentence, if the Pre-Commercial OLED Chemical is a Third-Party OLED Material that [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's OLED Material Conversion Costs shall be [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in lieu of [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. For clarification, these amounts do not include any costs for raw materials and Third-Party OLED Materials purchased for UDC's account in accordance with subsection 6.2.1 above, or for Intermediates produced for UDC's account in accordance with subsection 6.2.2 above, for which UDC shall pay PPG at PPG's cost according to Section 9.1 below.

                  6.4.5 Commercial OLED Chemicals. For the supply of each Commercial OLED Chemical, UDC shall pay PPG at the rate of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's Commercial OLED Material Cost, subject to adjustment based on the Credit Pool described in Section 6.5 below. For clarification, these amounts include all costs for raw materials and Third-Party OLED Materials purchased for UDC's account in accordance with subsection 6.2.1 above, and for Intermediates produced for UDC's account in accordance with subsection 6.2.2 above.

                  6.4.6 Analytical Services. PPG shall recommend and provide Analytical Services that are reasonably within the scope of PPG's capabilities on a Purchase Order basis. UDC shall pay PPG for such Analytical Services at the rate of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's actual costs to provide such services. For clarification, UDC shall not be required to pay separately for Analytical Services in connection with (i) Materials Development work, or (ii) the supply of Commercial OLED Chemicals, all such amounts being included in the charges under Article 2, Section 6.4.2 and Section 6.4.5, respectively.

                  6.4.7 Environmental, Health & Safety Services. PPG shall recommend and provide EH&S Services that are reasonably within the scope of PPG's capabilities on a Purchase Order basis. UDC shall pay PPG for such EH&S Services at the rate of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] PPG's actual out-of-pocket costs to provide such services.


UDC and PPG Confidential                                          Page 26 of 66

         6.5 Credit Pool. For each OLED Chemical for which Process Development work is performed on or after the Effective Date, PPG will maintain a credit pool based on the sum of (i) [The confidential material contained herein has been omitted and has been separately filed with the Commission.] of the amounts paid by UDC to PPG for Process Development work on such OLED Chemical; (ii) [The confidential material contained herein has been omitted and has been separately filed with the Commission.] of the amounts paid by UDC to PPG for the supply of such OLED Chemical as either a Development OLED Chemical or a Pre-Commercial OLED Chemical; and (iii) [The confidential material contained herein has been omitted and has been separately filed with the Commission.] of the amounts paid by PPG for EH&S Services pertaining to such OLED Chemical. [The confidential material contained herein has been omitted and has been separately filed with the Commission.] Until the cumulative credit pool for a particular OLED Chemical is exhausted, PPG will use [The confidential material contained herein has been omitted and has been separately filed with the Commission.] instead [The confidential material contained herein has been omitted and has been separately filed with the Commission.] to establish the price for the supply of that OLED Chemical as a Commercial OLED Chemical. For clarification, the amount credited will be the difference between what the charge was or would have been using the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] versus the [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

         6.6      Cost Components.

                  6.6.1 PPG shall determine the particular amounts to be included in the various costs identified in Exhibits A-1 through A-4 in a manner consistent with past practice under the Development Agreement and the Supply Agreement, and so as to conform with generally accepted practices in the specialty chemicals industry. Should PPG, in performing any services or providing any Products hereunder, incur any substantial costs in connection with an equipment malfunction, processing error or other similar occurrence that are beyond those which is foreseeable and customary, the amounts associated therewith shall not be included in such costs.

                  6.6.2 The various costs identified in Exhibits A-1 through A-4 shall be reset as of the beginning of each Contract Year and, unless otherwise agreed by the Parties in writing, shall remain in effect for the remainder of such Contract Year. PPG shall notify UDC of all such cost adjustments at least thirty (30) days prior to the date on which the adjustment is to take effect and, upon UDC's request, PPG shall provide UDC with a reasonably detailed written justification for the adjustment.


               ARTICLE 7 - FORECASTS, ORDERS, PLANNING & DELIVERY

         7.1 Forecasts. For planning purposes only, UDC shall provide to the Operations Manager, Specialty Synthesis Group of PPG a non-binding twelve (12)

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

month rolling forecast of its requirements for known Products at least fifteen
(15) days prior to the start of each Calendar Quarter.

         7.2 Lead Times. PPG shall provide a report in writing to UDC at least thirty (30) days prior to the start of each Calendar Quarter specifying PPG's lead times required to supply each Product based on the information available to PPG at the time. Such report shall at a minimum include lead time information for the following: (i) raw material sourcing, (ii) conversion and purification,
(iii) initial product qualification, including time for device testing, and (iv) final QC prior to shipment. The Parties will use their reasonable best efforts to reduce the lead times for each Product to be supplied to UDC hereunder to the fullest extent reasonably practicable in light of cost considerations and UDC's forecasted needs. Any increase in lead times over those indicated a prior report shall be justified by PPG in writing. Notwithstanding the above, should PPG become aware of any material change in lead times for any Product, PPG shall notify UDC within five (5) business days of becoming aware of such change.

         7.3      Purchase Orders.

                  7.3.1 UDC shall issue Purchase Orders for all Products, except that Development OLED Chemicals to be supplied pursuant to a Statement of Work shall be supplied according thereto. Each Purchase Order shall identify the requested quantity and shipping date for the Product, along with any other information reasonably requested by PPG. The requested shipping date shall take into account the current lead time for the Product.

                  7.3.2 UDC shall issue separate Purchase Orders for all Process Development to be performed under a Statement of Work, Analytical Services, EH&S Services and UDC-approved raw material and Third-Party OLED Material purchases.

         7.4 Acceptance of Orders. PPG shall promptly accept each Purchase Order issued by UDC, provided such Purchase Order is consistent in all material respects with the terms of this Agreement and any applicable Statement of Work.

         7.5 Delivery, Title and Risk of Loss. PPG shall deliver OLED Chemicals to UDC F.O.B., PPG's Monroeville Chemical Center, freight absorbed and paid by PPG. Title and risk of loss for all OLED Chemicals shall transfer from PPG to UDC upon delivery to the carrier at the Monroeville Chemical Center.

         7.6 Inconsistencies; Preprinted Terms. To the extent of any conflict or inconsistency between this Agreement and any Purchase Order, confirmation, acceptance or other similar document exchanged hereunder, the provisions of this Agreement shall govern. No preprinted terms of any Purchase Order, confirmation, acceptance or other similar document exchanged hereunder shall have any effect unless separately agreed to in writing by the Parties.

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

          ARTICLE 8 - INSPECTION, ACCEPTANCE, REJECTION AND REPLACEMENT

         8.1 Shipment Documentation; Certificate of Analysis. Each shipment of a Product hereunder shall be accompanied by (i) a packing slip describing the shipment and referencing any UDC Purchase Order or other identifying number; and
(ii) an accurate certificate of analysis, or other mutually agreed-upon quality control data, demonstrating that the Product complies with its corresponding Material Specifications.

         8.2 Batch Samples. Unless and until the Parties otherwise agree in writing, upon completing production of any batch of Product ordered hereunder, PPG shall promptly make a batch sample available to UDC for inspection and acceptance testing. For each batch of any Product produced by PPG hereunder, PPG shall maintain quality control samples and records for a period of two (2) years following the date of production. Such samples and records shall be available for review and testing by UDC or its designees on reasonable advance notice and during PPG's normal business hours.

         8.3      UDC Testing of Samples.

                  8.3.1 Unless UDC elects by written notice to PPG otherwise, UDC shall conduct OLED device tests on each batch sample provided by PPG hereunder in order to verify that the Product contributes the properties required for the OLED device to function effectively. Regardless of real or apparent compliance of the batch sample with its corresponding Material Specifications, UDC reserves the right to reject any batch of Product that does not contribute said properties; provided, however, that UDC shall not reject any batch of Product due to an alteration of its intended use. UDC shall promptly provide PPG with written notice of the results of its testing of each batch sample.

                  8.3.2 Should UDC reject any batch of Product based on its testing of a batch sample as set forth above, the Parties shall promptly discuss the matter and attempt to determine the source of the problem. In any event, PPG shall promptly rework or replace the batch of Product as and to the extent instructed by UDC, and PPG shall ship to UDC a new batch sample for testing as set forth above. All non-conforming Product that cannot be reworked shall be disposed of by PPG in accordance with all applicable laws, rules, regulations and other requirements.

                  8.3.3 This process of testing batch samples and reworking or replacing any rejected batches of Product shall be repeated until UDC instructs PPG otherwise. Any rejection by UDC shall apply only to the batch of Product affected.

         8.4 Quantity Tolerances. Unless otherwise mutually agreed to in writing by the Parties, the amount of any Product delivered hereunder may not vary by more than [The confidential material contained herein has been omitted and has been separately filed with the Commission.] from the amount specified in the Purchase Order.

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

         8.5 Container Labels. All Product containers will be labeled with the identity and net weight of the Product contained therein and shall indicate the production date and lot number for such Product. The actual weight of the Product in the container shall not deviate from the weight shown on the container's label by more than one-half (0.5) gram. PPG shall apply to all containers containing Products supplied hereunder such notices of the UDC Chemical Patents as may be reasonably requested by UDC in writing, in order to protect UDC's rights and interests therein.

         8.6 Trademarks. All trademarks, trade names and designs utilized on the packaging for Products supplied under this Agreement shall be chosen by UDC; provided, however, that UDC must obtain prior written approval to use any PPG trademarks, trade names and designs. All rights to the respective trademarks, trade names and designs of each Party shall remain with that Party. Except as otherwise agreed to by the Parties in writing, each Party assumes all responsibility for use of its trademarks, trade names or designs, or any portions thereof, appearing on the packaging for or on other written materials distributed with the Products supplied hereunder.

         8.7      Shipments, Inspection and Acceptance.

                  8.7.1 PPG shall use commercially reasonable efforts to ship the entire requested quantity of each Product to UDC by the requested shipping date. However, no shipment shall be sent prior to UDC's confirmation that testing of the batch sample was successful unless UDC has elected by written notice to PPG not to test a batch sample for the Product shipment.

                  8.7.2 Upon receipt of each Product shipment, UDC shall inspect the shipment for any shortage or other visible defects. Should UDC detect a problem, UDC shall promptly provide PPG with written notice thereof, which notice shall specify the nature of the problem. Such written notice shall be provided to PPG within ninety (90) days following the date of receipt of the shipment by UDC; otherwise, UDC shall be deemed to have accepted the shipment subject to its right of revocation under Section 8.8 below.

                  8.7.3 Promptly following such notice, the Parties shall discuss the matter and attempt to determine the source of the problem. In any event, PPG shall promptly (i) make up any shortage, or (ii) rework or replace any non-conforming portion of the shipment, in each case as and to the extent instructed by UDC. If a portion of the shipment is to be reworked or replaced, PPG first shall ship to UDC a new batch sample for testing as set forth in
Section 8.3 above. All non-conforming Product shall be returned to PPG unless otherwise agreed by the Parties. Any non-conforming Product that cannot be reworked shall be disposed of by PPG or UDC, as applicable, in accordance with all applicable laws, rules, regulations and other requirements.



UDC and PPG Confidential                                          Page 30 of 66

         8.8      Revocation of Acceptance.

                  8.8.1 The Parties acknowledge that UDC may elect not to test each Product shipment prior to using the shipment or selling all or any portion of it to a third party. Consequently, should UDC subsequently learn that any portion of the Product shipment does not meet its corresponding Material Specifications as indicated in the Certificate of Analysis, or that its properties in an OLED are not consistent with those of the batch sample originally tested by UDC, UDC shall have the right to provide written notice to PPG revoking UDC's acceptance of the shipment. Such notice shall be provided within ten (10) business days of UDC's learning of the problem, and in any event within one (1) year of the date of receipt of the shipment by UDC; otherwise UDC shall be deemed to have waived its right to revoke acceptance of the shipment.

                  8.8.2 Promptly following such notice, the Parties shall discuss the matter and attempt to determine the source of the problem. In any event, PPG shall promptly replace any non-conforming portion of the shipment as and to the extent instructed by UDC. Prior to sending any replacement shipment of Product, PPG first shall ship to UDC a new batch sample for testing as set forth in Section 8.3 above unless UDC elects by written notice to PPG not to test a batch sample. UDC shall be responsible for ensuring that any non-conforming Product is disposed of in accordance with all applicable laws, rules, regulations and other requirements.

         8.9 Responsibility for Costs. Any reworking or replacement of Product batches or shipments, or portions thereof, under this Article 8 shall be performed by PPG and charged to UDC on a cost-plus basis, except where the problem is due to negligence on the part of PPG. In the latter case, at UDC's option the Product batch or shipment shall be reworked or replaced by PPG at no added cost to UDC, or UDC shall be credited the full cost for the original work and, if separately invoiced, the cost of any raw materials or Third-Party OLED Materials. Notwithstanding the foregoing sentence, if UDC has elected by written notice to PPG not to test a batch sample then such reworking or replacement shall be at UDC's cost and UDC shall receive no credit even if the problem is due to negligence on the part of PPG.

         8.10 Entire Remedy. This Article 8 states UDC's sole remedy and PPG's sole responsibility with respect to any short, defective or non-conforming shipment of Product provided to UDC hereunder. However, the foregoing sentence shall not apply with respect to claims of bodily injury or damage to tangible property resulting from the negligence or willful misconduct of PPG.


                     ARTICLE 9 - INVOICES AND PAYMENT TERMS

         9.1 Raw Materials, Intermediates and Third-Party OLED Materials. PPG shall invoice UDC for all raw materials and Third-Party OLED Materials purchased for UDC's account in accordance with subsection 6.2.1 above, and for all Intermediates produced for UDC's account in accordance with subsection 6.2.2

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

above, in each case within fifteen (15) days following the end of each month. All such invoices are subject to reasonable confirmation by UDC and shall be due and payable, within thirty (30) days from date of receipt by UDC, in 100% cash.

         9.2 Process Development, Development OLED Chemicals and Pre-Commercial OLED Chemicals. PPG shall invoice UDC for all amounts payable for Process Development work in accordance with subsection 6.4.2 above, for the supply of all Development OLED Chemicals in accordance with subsection 6.4.3 above, and for the supply of all Pre-Commercial OLED Chemicals in accordance with subsection 6.4.4 above (such collective amounts referred to herein as "PPG's Processing Charges"), as follows:

                  9.2.1 Within fifteen (15) days following the end of each of the first and third Calendar Quarters of each Contract Year, PPG shall calculate and provide UDC with written notice of: (i) the actual dollar amount of PPG's Processing Charges for such Calendar Quarter; and (ii) the expected dollar amount of PPG's Processing Charges for the then-current Calendar Quarter, based on the agreed-upon Purchase Orders and/or Statements of Work and budgets and forecasted amounts for such work. Accompanying such written notice shall be an invoice to UDC for the total of the amounts specified in clauses (i) and (ii) above, less (a) any credit to be applied against such total pursuant to subsection 9.2.3 below or subsection 2.5.4 above and, (b) for the first Calendar Quarter of 2006, any credit that has been carried over from the Development Agreement or the Supply Agreement based on actual Process Development work performed or OLED Chemicals provided in the fourth Calendar Quarter of 2005. Upon UDC's request, PPG shall provide a reasonably detailed breakdown of all of PPG's Processing Charges, which shall be subject to reasonable confirmation by UDC.

                  9.2.2 Within fifteen (15) days following the end of each of the second and fourth Calendar Quarters of each Contract Year, PPG shall calculate and provide UDC with written notice of: (i) the actual dollar amount of PPG's Processing Charges for such Calendar Quarter, and (ii) the difference, in dollars, between such amount and previously provided estimate of PPG's Processing Charges for such Calendar Quarter. If the difference calculated under clause (ii) above is a positive number (i.e., actual costs exceed estimated costs), then accompanying such written notice shall be an invoice to UDC for the amount of the difference. If the difference calculated under clause (ii) above is a negative number (i.e., estimated costs exceed actual costs), then accompanying such written notice shall be a credit statement to UDC for the amount of the difference.

                  9.2.3 Any credit available to UDC under subsection 9.2.2 above shall first be applied against the actual dollar amount of PPG's Processing Charges for the then-current Calendar Quarter, as specified in subsection 9.2.1 above. If any portion of the credit still remains thereafter, it shall be repaid to UDC in cash within thirty (30) days following the end of the then-current Calendar Quarter.


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

                  9.2.4 UDC shall pay all amounts properly invoiced under subsections 9.2.1 and 9.2.2 above in (i) 100% cash or, (ii) at UDC's option, up to 50% in shares of UDC Common Stock, as specified in Article 15 below, and the remainder in cash. The cash portion of all such amounts shall be due and payable within fifteen (15) days from the date of receipt by UDC.

         9.3 Commercial OLED Chemicals. PPG shall invoice UDC for the supply of all Commercial OLED Chemicals in accordance with subsection 6.4.5 above upon the earlier of (i) the time of shipment under subsection 8.7.1 above; or (ii) thirty
(30) days following shipment of a batch sample for OLED device testing under
Section 8.2 above, which batch sample has not been rejected by UDC during such 30-day period based on UDC's testing under Section 8.3 above. All such invoices are subject to reasonable confirmation by UDC and shall be due and payable, within thirty (30) days from date of receipt by UDC, in 100% cash.

         9.4 Analytical Services and EH&S Services. PPG shall invoice UDC for Analytical Services in accordance with subsection 6.4.6 above, and for EH&S Services in accordance with subsection 6.4.7 above, in each case within fifteen
(15) days following the end of each month. All such invoices are subject to reasonable confirmation by UDC and shall be due and payable, within thirty (30) days from date of receipt by UDC, in 100% cash.

         9.5 Late Payments. At its discretion, PPG may charge UDC interest at the Prime Rate plus [The confidential material contained herein has been omitted and has been separately filed with the Commission.], or the maximum rate permitted by law, whichever is lower, on all properly invoiced amounts not paid when due. As used herein, the "Prime Rate" shall be the prime rate of interest as reported in The Wall Street Journal on the first business day immediately preceding the date on which the payment is made.

         9.6 Books of Account; Examinations. PPG shall keep books of account and supporting data and records consistent with its accounting policies and practices, which shall contain all particulars that may be reasonably necessary for the purpose of showing the amounts payable by UDC under this Article 9 ("PPG's Books of Account"). During the Term and for at least two (2) years thereafter, UDC shall have the right to examine PPG's Books of Account. Each such examination shall take place during normal business hours of PPG and on at least ten (10) business days' advance written notice to PPG. Each such examination shall be at a location selected by PPG and in accordance with procedures reasonably acceptable to PPG, including, without limitation, procedures designed to protect any Confidential Information of PPG. PPG shall not be required to permit examination of its Books of Account more often than once during any Calendar Quarter.


UDC and PPG Confidential                                          Page 33 of 66

               ARTICLE 10 - QUALITY CONTROL; PRODUCTION FACILITIES

         10.1 Production Process Control. PPG shall use statistical methods to analyze and control its production processes to achieve and maintain a state of predictable stability of the Products. UDC may request PPG to furnish reasonable proof that appropriate statistical methods are being properly used and applied to produce the Products. Such proof includes, without limitation, the following:
(i) the existing quality assurance control or similar plan of PPG as attached hereto as Exhibit B; (ii) periodic quality assurance surveys by UDC of PPG's production facility; and/or (iii) a report to UDC of statistically analyzed data which demonstrates the state of predictable stability of the processes involved.

         10.2 Production Changes. PPG shall inform UDC in writing of the occurrence or expected occurrence of material events that might reasonably be expected to affect the quality, quantity, cost or any other material aspect of any Product manufactured or processed hereunder, including, without limitation, any changes in manufacturing conditions or quality control procedures relating to the manufacture or processing of the Product. PPG shall, upon UDC's request, supply test data and/or samples of Products produced hereunder to UDC and otherwise reasonably cooperate with UDC, in order to permit UDC to evaluate the possible effects of such events and verify that PPG will continue to be able to supply Products as required hereunder. PPG shall not change raw material suppliers, the composition, manufacturing location, or process used to produce any Pre-Commercial OLED Chemical or Commercial OLED Chemical from that utilized when the OLED Chemical was originally approved by UDC, without UDC's prior written consent.

         10.3 Testing and Inspection. UDC shall have the right, upon reasonable advance notice and during regular business hours, to test OLED Chemicals being produced by PPG hereunder, and, upon reasonable advance notice, to visit, inspect and audit the facilities at which such OLED Chemicals are produced, as well as all relevant records being maintained by PPG in connection therewith. Upon prior approval by PPG, such approval not to be unreasonably withheld, purchasers or prospective purchasers of Products from UDC may visit these facilities with UDC for substantially similar purposes. All persons visiting, inspecting or auditing any PPG facilities shall be required to comply with PPG's generally applicable policies and procedures with respect thereto, including, without limitation, executing PPG's standard form confidentiality agreement prior to the visit, inspection or audit.


              ARTICLE 11 - WARRANTIES AND LIMITATIONS OF LIABILITY

         11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other as follows:

                  11.1.1 It has the requisite corporate right, power and authority to enter into and perform this Agreement.


UDC and PPG Confidential                                          Page 34 of 66

                  11.1.2 The execution, delivery and performance of this Agreement by it will not (i) result in the breach of, constitute a default under or interfere with any contract or other instrument or obligation, whether written or oral, to which it is currently bound; or (ii) violate any writ, order, injunction, decree, or any law, statute, rule or regulation applicable to it.

                  11.1.3 It shall, to its knowledge following reasonable inquiry, comply in all material respects with all applicable laws, rules, regulations and other governmental requirements relating to or affecting its performance under this Agreement, and shall obtain and maintain all governmental permits, licenses and consents required in connection therewith.

         11.2 Additional UDC Representations and Warranties. UDC further represents and warrants to PPG that:

                  11.2.1 It owns or has, and shall retain, sufficient rights in the UDC Proprietary Materials for Chemicals to grant the licenses, sublicenses and other rights granted to PPG pursuant to Section 3.3 above;

                  11.2.2 It is unaware of any alleged invalidity of the UDC Chemical Patents licensed to PPG hereunder, and it will immediately notify PPG in writing of its receipt of any written notices to the contrary.

                  11.2.3 It will not, without PPG's prior written consent which shall not be unreasonably withheld, resell any Development OLED Chemical to other persons for their manufacture of OLEDs for commercial sale; and

         11.3 Additional PPG Representations and Warranties. PPG further represents and warrants to UDC that:

                  11.3.1 It has or will have sufficient rights to assign to UDC the Developed Technology pursuant to Section 3.1 above; and

                  11.3.2 It will not, knowingly, manufacture any Product for supply to UDC hereunder utilizing any process known or suspected by PPG to be covered by a Patent of PPG or any third party.

         11.4 Intellectual Property Warranty; Indemnity. Notwithstanding any other provision of this Agreement, UDC warrants to PPG that each Third-Party OLED Material supplied to PPG by UDC hereunder shall be supplied in such a manner so as not to infringe any valid and enforceable U.S. or non-U.S. patent, trademark, copyright, trade secret or other intellectual property or proprietary rights of any third party. UDC shall indemnify and hold harmless PPG from and against any and all claims, damages, judgments, costs and expenses, and out-of-pocket losses, including without limitation reasonable attorney's fees, arising from or related to any such infringement or alleged infringement. UDC shall further defend or settle, at its own option and expense, any claim, suit

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

or proceeding brought against PPG alleging such infringement. PPG shall notify UDC promptly in writing of the commencement of such claim, suit or proceeding and shall give UDC authority, information, and a reasonable amount of assistance for the defense or settlement thereof, and UDC shall pay all of PPG's out-of-pocket expenses in connection therewith. In its sole discretion, PPG may participate in any such suit or proceeding with counsel of its own choice, at its own expense. PPG shall not settle or compromise any such claim, suit or proceeding without the prior written consent of UDC, which shall not be unreasonably withheld. At no cost or obligation to PPG, UDC shall keep PPG informed of the progress of any suit including any settlement negotiations.

         11.5 Additional PPG Disclaimer; Indemnity. In situations where PPG provides to UDC, or to any third party on UDC's behalf, any Process Development information or information pertaining to the manufacture of Products as contemplated under subsections 2.4.2, 5.2.1, 5.2.2, 5.2.3, or 6.2.1 (last sentence of opening paragraph only) above, or under Section 18.6 (Transition Assistance), or through any Process Development Technical Report or Batch Sheet prepared by PPG hereunder, PPG agrees to use commercially reasonable efforts to ensure that such information is substantially accurate and complete. Subject thereto, PPG disclaims all representations and warranties as to such information, and UDC shall indemnify and hold harmless PPG from and against any and all claims, damages, judgments, costs and expenses, and out-of-pocket losses, including without limitation reasonable attorney's fees, arising from property damage, physical injury or death caused by UDC's or any third party's reliance on such information. UDC shall further defend or settle, at its own option and expense, any claim, suit or proceeding brought against PPG alleging such property damage, physical injury or death. PPG shall notify UDC promptly in writing of the commencement of such claim, suit or proceeding and shall give UDC authority, information, and a reasonable amount of assistance for the defense or settlement thereof, and UDC shall pay all of PPG's out-of-pocket expenses in connection therewith. In its sole discretion, PPG may participate in any such suit or proceeding with counsel of its own choice, at its own expense. PPG shall not settle or compromise any such claim, suit or proceeding without the prior written consent of UDC, which shall not be unreasonably withheld. At no cost or obligation to PPG, UDC shall keep PPG informed of the progress of any suit including any settlement negotiations.

         11.6 Disclaimer of Additional Warranties. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED.

         11.7 Limitation on Certain Damages. EXCEPT FOR OUT-OF-POCKET AMOUNTS PAYABLE TO THIRD PARTIES AS SET FORTH IN SECTIONS 11.4 (INTELLECTUALY PROPERTY

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

WARRANTY; INDEMNITY) AND 11.5 (ADDITIONAL PPG DISCLAIMER; INDEMNITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER COVERED BY THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY OR ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         11.8 Special Disclaimer. PRINCETON UNIVERSITY AND USC MAKE NO REPRESENTATIONS AND WARRANTIES AS TO THE PATENTABILITY AND/OR DISCOVERIES INVOLVED IN ANY OF THE UDC CHEMICAL PATENTS. PRINCETON UNIVERSITY AND USC MAKE NO REPRESENTATION AS TO PATENTS NOW HELD OR WHICH WILL BE HELD BY OTHERS IN ANY FIELD AND/OR FOR ANY PARTICULAR PURPOSE. PRINCETON UNIVERSITY AND USC MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

              ARTICLE 12 - REGULATORY COMPLIANCE; HEALTH AND SAFETY

         12.1     General.

                  12.1.1 PPG shall comply in all material respects with all applicable domestic governmental requirements for, and where required obtain or provide, all registrations, permits, notices, reports, licenses, and supplier notifications with respect to its production, sale, packaging and delivery of Products hereunder. PPG shall promptly provide UDC with copies of any such documents of a material nature.

                  12.1.2 PPG shall recommend and provide, as EH&S Services hereunder, assistance in preparing and filing the forms required for compliance with non-U.S. laws, such as registrations, permits, notice reports, licenses and supplier notifications with respect to PPG's production, sale, packaging and delivery of Products by UDC outside the U.S. Such services will be performed, in part, by an outside consultant selected by PPG in such a manner as PPG would use to select a consultant for its own similar purposes, subject to UDC's consent, and PPG makes no representation or warranty, regarding the quality of any such services provided by said consultant. UDC will indemnify and defend PPG from and against any liability arising from any such services provided by said consultant.

         12.2 Material Safety Data Sheets. PPG shall be responsible for preparing and delivering to UDC Material Safety Data Sheets for all Products supplied hereunder, as may be required under the Occupational Safety and Health Act, regulations promulgated thereunder and any similar state "right-to-know" laws that are currently in force or that may be enacted in the future. UDC shall

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

be responsible for delivering such Material Safety Data Sheets to those persons to whom UDC sells or otherwise supplies the Product. PPG shall update such Material Safety Data Sheets as necessary to comply with all material legal requirements, and shall promptly provide UDC with such updated Material Safety Data Sheets, which UDC shall deliver to those persons to whom UDC sells or otherwise supplies the Products. PPG shall be listed as the emergency contact on all container labels and Material Safety Data Sheets for Products supplied hereunder. In addition, during the term of this Agreement and for twenty-four
(24) months thereafter, PPG shall be responsible for emergency response in the case of any emergencies or other incidents involving the Products supplied hereunder. The Parties shall cooperate in good faith to transition responsibility for such activities to UDC or its designee prior to the end of such period.

         12.3 Employees and Training. Each Party shall become reasonably familiar with the OLED Chemicals supplied hereunder and with any raw materials used and/or Wastes generated by such Party during the course of producing, packaging, handling and/or using such OLED Chemicals. Each Party shall be responsible for informing its employees of any known or reasonably ascertainable chemical hazards associated with the OLED Chemicals supplied hereunder, and with any such raw materials or Wastes that its employees may handle, and each Party shall provide its employees with reasonable training in the proper methods of handling such items.

         12.4 Notice of Government Action. Each Party shall promptly notify the other of any information or notice it has or becomes aware of, including, without limitation, any threatened or pending action by any governmental authority, concerning the health and/or environmental risks posed by any OLED Chemical supplied hereunder, or any raw material used or Waste generated during the course of producing or packaging such OLED Chemical, including, but not limited to, information concerning any known or suspected side effects, injuries, toxicity, sensitivity reactions, complaints, alleged defects or other adverse experiences (including the severity thereof) associated with exposure to or use of such items.


                           ARTICLE 13 - WASTE DISPOSAL

         Except as otherwise provided in this Agreement, PPG shall be solely responsible for the lawful management (including, without limitation, the emission, release and disposal) of all Wastes generated in connection with the manufacture and supply of OLED Chemicals under this Agreement. PPG shall handle, accumulate, label, package and ship such Wastes in material compliance with all applicable federal, state and local laws, rules, regulations and orders.


                   ARTICLE 14 - INDEMNIFICATION AND INSURANCE

         14.1 Environmental Indemnification. Subject to Section 14.2 below, PPG shall indemnify, defend and hold harmless UDC, its affiliates and their

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

respective officers, directors, members, employees, agents and representatives (each, an "Indemnified Party"), from and against any and all claims, demands, liabilities, damages, judgments, penalties, fines, costs, and expenses (including, but not limited to, reasonable attorneys' fees; collectively "Claims") incurred by, or rendered against, each such Indemnified Party arising out of any alleged or actual bodily injury to persons, or damage to property, the environment or natural resources, at a facility of PPG or any of its sublicensees, or at a facility or location chosen by PPG or any of its sublicensees for their disposal of Wastes generated in connection with the manufacture of OLED Chemicals supplied under this Agreement, or any other facility or location at which such Wastes are ultimately disposed or come to be located.

         14.2 Indemnification Procedures. UDC shall promptly notify PPG in writing, specifying the nature of any Claim, the total monetary amount sought, and any other relief sought. Each Indemnified Party shall cooperate with PPG in all reasonable respects in connection with the defense and/or settlement of the Claim. Any compromise or settlement of a Claim must be approved in writing by both Parties, which approval shall not be unreasonably withheld. Any Indemnified Party's failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any Claim shall not constitute a defense (in part or in whole) to any claim for indemnification for such Party, except and only to the extent that such failure results in material prejudice to PPG. Each Indemnified Party, upon written notice to PPG, shall have the right to employ separate counsel at its own expense and participate in the defense of the Claim.

         14.3 Insurance Requirements. Each Party shall maintain its standard general liability insurance or its self-insurance practices to protect against covered damages, costs or fees (including reasonable attorney's fees) arising out of or relating to any property damage, bodily injury, sickness, disease or death, caused directly by any negligent act or omission of either Party's personnel while on premises at the other Party's facility, and will name the other Party as an additional insured under such insurance. The insured will provide the other Party with a certificate of such insurance, showing the other as an additional insured, and notify the other of any material changes to the relevant insurance policies.


                          ARTICLE 15 - UDC COMMON STOCK

         15.1 Timing of Share Issuance. Shares in payment for invoices provided following the end of each of the first and third Calendar Quarters of each Contract Year, under subsections 2.5.2 and 9.2.1 above, shall be delivered within fifteen (15) days following UDC's receipt of such invoices. Any shares in payment for invoices provided following the end of each of the second and fourth Calendar Quarters of each Contract Year, under subsections 2.5.3 and 9.2.2 above, shall be delivered by the date that the shares in payment for the then-current Calendar Quarter are due as per the preceding sentence. In other words, any shares in payment of a second Calendar Quarter invoice for the difference between actual and estimated costs are to be delivered when shares in

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

payment for the third Calendar Quarter invoice are due, and any shares in payment of a fourth Calendar Quarter invoice for the difference between actual and estimated costs are to be delivered when shares in payment for the following first Calendar Quarter invoice are due.

         15.2 Issuance of Shares. The number of shares of UDC Common Stock to be issued in full or partial payment of any invoiced amount shall equal the quotient of (i) the invoiced amount to be paid in shares, divided by (ii) the Ten-Day Average. As used herein, the "Ten-Day Average" shall equal the average closing price for UDC Common Stock, as set forth in the NASDAQ National market listing of The Wall Street Journal, for the ten (10) trading days prior to the close of the Calendar Quarter immediately preceding the date of issuance. Notwithstanding the foregoing, if the Ten-Day Average is less than [The confidential material contained herein has been omitted and has been separately filed with the Commission.], then the invoiced amount shall be paid in 100% cash rather than shares of UDC Common Stock. For clarification, the Ten Day Average used to determine the number of shares to be issued in payment of a second or fourth Calendar Quarter invoice shall be calculated based on the average closing price for UDC Common Stock for the ten (10) trading days prior to the close of the third and following first Calendar Quarters, respectively.

         15.3     Representations of PPG.

                  15.3.1 Purchase Entirely for Own Account. The Securities to be received by PPG pursuant to this Agreement will be acquired for investment for PPG's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof that would violate any applicable federal securities laws, and PPG has no immediate intention of selling, granting any participation in, or otherwise distributing the same except to the extent the same are included in a Registration Statement (as hereinafter defined). By executing this Agreement, PPG further represents that PPG does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities, other than as provided herein. PPG represents that it has full power and authority to enter into this Agreement.

                  15.3.2 Accredited Status. PPG is an "accredited investor" within the meaning of Commission Rule 501 of Regulation D, as presently in effect.

                  15.3.3 Restricted Securities. PPG understands that the Securities it is receiving are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from UDC in a transaction not involving a public offering, and that under such laws and applicable regulations such Securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, PPG represents that it is familiar with Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

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

                  15.3.4 Legends. It is understood that the certificates evidencing the Securities that may be issued pursuant to this Agreement shall, unless otherwise expressly agreed by the Parties, bear the following legend:

         "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Corporation that such registration is not required or unless sold pursuant to Rule 144 of such Act."

and any other legend required by any applicable state securities laws. To the extent that such legends are no longer applicable, UDC shall instruct its transfer agent to remove the legends upon request by PPG.

         15.4     Certain Covenants of UDC.

                  15.4.1 Authorized Shares. All shares of UDC Common Stock issued to PPG in accordance with Section 2.5 or Section 9.2 above shall be duly authorized, validly issued fully-paid and non-assessable.

                  15.4.2 Listing. UDC shall promptly secure the listing of the Securities upon The Nasdaq SmallCap Market, The Nasdaq National Market or such other national securities exchange or automated quotation system, if any, upon which shares of UDC Common Stock are then listed (subject to official notice of issuance). So long as PPG owns any of the Securities, UDC shall maintain, so long as any other shares of UDC Common Stock shall be so listed, such listing of all UDC Common Stock, and shall comply in all respects with UDC's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers and such exchanges, as applicable.

                  15.4.3 Reports Under 1934 Act. With a view to making available to PPG the benefits of Rule 144 and any successor or other rule or regulation of the Commission that may at any time permit PPG to sell the Securities to the public without registration, UDC agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;
(ii) file with the Commission in a timely manner all reports required of UDC under the 1934 Act; and (iii) furnish to PPG, so long as PPG owns any Securities, forthwith upon request (a) a written statement by UDC that it has filed with the Commission in a timely manner all reports required of UDC under the 1934 Act, (b) a copy of the most recent annual or quarterly report of UDC and such other reports and documents so filed by UDC, and (c) such other information as may be reasonably requested in availing PPG of any rule or regulation of the Commission which permits the selling of any Securities without registration.

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

         15.5     Certain Sales.

                  15.5.1 Short Sales. During the Term, PPG shall not, and shall cause its affiliates to not, engage in or encourage any third party to engage in any "short sales" (as such term is defined in Rule 3b-3 of the 1934 Act) of UDC Common Stock or any other UDC securities.

                  15.5.2 Prohibited Sales During Certain Periods. During the thirty (30) day period following the end of each Calendar Quarter during the Term (each a "PPG Restricted Period"), PPG shall not offer, sell or contract to sell shares of UDC Common Stock received hereunder or previously under the Development Agreement, or any securities convertible into or exchangeable or exercisable for any share of UDC Common Stock, to the extent that the number of shares of UDC Common Stock subject to such offer, sale or contract to sell would exceed, on any one (1) day during such PPG Restricted Period, twenty-five percent (25%) of the average daily trading volume of shares of UDC Common Stock for the ninety (90) day period immediately preceding the PPG Restricted Period (the "PPG Volume Limit"); provided however that the PPG Volume Limit shall not apply to any private placement of shares of UDC Common Stock by PPG. During each PPG Restricted Period, PPG shall not enter into any swap or hedge arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of UDC Common Stock in excess of the PPG Volume Limit, or publicly disclose the intention to make any offer, sale or contract to sell or to enter into any swap or hedge in excess of the PPG Volume Limit.

         15.6     Preemptive Rights.

                  15.6.1 Definition. For the purposes of this Section, "Eligible Offering" means any offering of (i) UDC Common Stock or (ii) other equity securities of UDC or any security convertible into or exchangeable for or carrying rights or options to purchase any UDC Common Stock (collectively, "UDC Equity Securities"), during the Term. Notwithstanding the foregoing, an Eligible Offering shall not include sales or issuances of:

                           (a) shares of UDC Common Stock (and/or options,
warrants or other UDC Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to UDC or any subsidiary, pursuant to compensation plans, agreements, or other arrangements that are approved by UDC's Board of Directors, to the extent that such plans, agreements or other arrangements do not exceed, in the aggregate, twenty-five percent (25%) of the number of shares of UDC Common Stock outstanding, not including any currently outstanding warrants described in the Proxy Statement for UDC's 2005 Annual Meeting of Shareholders;

                           (b) stock, options and warrants issued, or to be
issued, pursuant to any rights or agreements outstanding as of, and as the same

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

exist on, the date of execution of this Agreement, to the extent such rights or agreements are described in UDC's 2004 Annual Report on Form 10-K;

                           (c) shares of UDC Common Stock issued in connection
with any stock split, stock dividend or recapitalization by UDC;

                           (d) shares of UDC Common Stock issued upon exercise
of any warrants issued to PPG under the Development Agreement;

                           (e) shares issued by UDC pursuant to a bona fide,
registered underwritten public offering; and

                           (f) up to 100,000 of UDC equity securities issued by
UDC in each Contract Year.

                  15.6.2 Eligible Offering. Pursuant to the terms of this Section, UDC hereby grants to PPG the options to purchase any UDC Common Stock in an amount that bears the same ratio to the aggregate amount of securities covered by such Eligible Offering as the number of shares of UDC Common Stock issued to PPG hereunder and owned by PPG at such time bears to the total number of shares owned by all holders of UDC Common Stock at the time.

                  15.6.3 Notice of Eligible Offering. Before issuing any securities pursuant to an Eligible Offering, UDC shall give written notice thereof to PPG. Such notice must specify the securities UDC proposes to issue, the price to be paid for such securities (or if such price is to be determined at or prior to the closing of such issuance, the method in which such price is calculated) and any other consideration that UDC intends to receive for the securities being issued. In the event such securities are comprised of warrants to purchase UDC Common Stock, such warrants shall be valued using the Black-Scholes method of valuation. For a period of five (5) business days following the delivery of such notice, PPG will be entitled to elect, by written notice to UDC, to purchase up to the portion of the securities being sold in the Eligible Offering calculated in accordance with subsection 15.6.2 above; provided, however, that if two (2) or more securities are proposed to be sold as a "unit" in an Eligible Offering, any such PPG election must relate to such unit of securities. If any such offer is accepted by PPG, UDC shall sell to PPG and PPG shall purchase from UDC, for the price and on the terms set forth in UDC's notice of such Eligible Offering, the number of securities that PPG has elected to purchase. UDC then may sell the remainder of the securities to be sold in the Eligible Offering, if any, pursuant to the provisions set forth in subsection
15.6.4 below.

                  15.6.4 Sale to Third Parties. If PPG does not make an election to exercise its rights pursuant to this Section with respect to any securities included in an Eligible Offering within the five (5) business day period described in subsection 15.6.3 above, or if there remain securities to be sold after the sale of securities to PPG as set forth in subsection 15.6.3 above, then UDC may issue such securities to third parties, but only for the price and

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

consideration of the type and not less than the amount set forth in UDC's notice to PPG, and otherwise on the terms set forth in such notice, and only within a period of ninety (90) days thereafter.


                        ARTICLE 16 - REGISTRATION RIGHTS

         16.1     Registration of the Securities.

                  16.1.1 Within thirty (30) days following the date any Securities are delivered to PPG as set forth in Section 15.1 above, UDC shall prepare and file with the Commission one or more registration statements (on Form S-3, or other appropriate form of registration statement) under the 1933 Act (each a "Registration Statement"), together with such state law qualifications and other compliances with applicable law, at the sole expense of UDC, in respect of PPG, so as to permit public offering and resale of such Securities (hereinafter, the "Registrable Securities") under the 1933 Act by PPG.

                  16.1.2 UDC shall use commercially reasonable efforts to cause each Registration Statement to be declared effective by the Commission as promptly as is practicable, but in any event within one hundred twenty (120) days following the filing date thereof and within five (5) days after Commission clearance.

                  16.1.3 UDC will cause each Registration Statement or any post-effective amendment filed under this Article 16 to remain continuously effective under the 1933 Act until the earliest of (i) the date that none of the Registrable Securities covered by such Registration Statement are outstanding;
(ii) the date that all of the Registrable Securities covered by such Registration Statement have been sold by PPG pursuant to such Registration Statement; (iii) the date that PPG receives an opinion of counsel to UDC, which counsel shall be reasonably acceptable to PPG, that the Registrable Securities may be sold under the provisions of Rule 144 without limitation as to volume or a requirement of "brokers transactions"; (iv) the date that all of the Registrable Securities covered by such Registration Statement have been otherwise transferred to persons who may trade such shares without restriction under the 1933 Act, and UDC has delivered a new certificate or other evidence of ownership for such Registrable Securities not bearing a restrictive legend; or
(v) the date that all of the Registrable Securities covered by such Registration Statement may be sold without any time, volume or manner limitations pursuant to Rule 144(k) or any similar provision then in effect under the 1933 Act in the opinion of counsel to UDC, provided such counsel is reasonably acceptable to PPG. If, under Commission rules or policies of the Commission staff, any of the Registrable Securities for any reason cannot be included in a Registration Statement initially filed by UDC and must be included in a separate registration statement, UDC shall file all such additional registration statements as may be needed to permit PPG to offer and resell to the public all of the Registrable Securities, and the term "Registration Statement" shall for purposes of this Agreement be deemed to include all such additional registration statements.


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

                  16.1.4 All fees, disbursements and out-of-pocket expenses and costs incurred by UDC in connection with the preparation and filing of each Registration Statement under this Article 16, and in complying with applicable federal and state securities laws (including, without limitation, all attorneys' and accountants' fees of UDC), shall be borne by UDC. PPG shall bear the cost of underwriting and/or brokerage discounts, fees and commissions, if any, applicable to its sale of the Registrable Securities and the fees and expenses of its counsel. PPG and its counsel shall have a reasonable period, of not less than two (2) business days for each Registration Statement filed hereunder and for each amendment or subsequently filed Registration Statement, to review the proposed Registration Statement or any amendment thereto, prior to filing with the Commission, and UDC shall provide PPG with copies of any comment letters received from the Commission and each written response thereto with respect thereto within two (2) business days of receipt or sending thereof. UDC shall make reasonably available for inspection by PPG, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by PPG or any such underwriter all financial and other records, pertinent corporate documents and properties of UDC and its subsidiaries, and cause UDC's officers, directors and employees to be reasonably available for discussions with and to supply all information reasonably requested by such PPG or any such underwriter, attorney, accountant or agent in connection with each Registration Statement, in each case, as is customary for similar due diligence examinations; provided, however, that all records, information and documents that are designated in writing by UDC, in good faith, as confidential, proprietary or containing any material non-public information shall be kept confidential by PPG and any such underwriter, attorney, accountant or agent (pursuant to an appropriate confidentiality agreement in the case of any such underwriter or agent), unless such disclosure is made pursuant to judicial process in a court proceeding (after first giving UDC an opportunity promptly to seek a protective order or otherwise limit the scope of the information sought to be disclosed) or is required by law, or such records, information or documents become available to the public generally or through a third party not in violation of an accompanying obligation of confidentiality; and provided further that, if the foregoing inspection and information gathering would otherwise unreasonably disrupt UDC's conduct of its business, such inspection and information gathering shall, to the maximum extent reasonably practicable, be coordinated on behalf of PPG and the other persons entitled thereto by one firm of counsel reasonably acceptable to PPG and such other persons. To the extent necessary, UDC shall qualify any of the Registrable Securities for sale in such states as such PPG reasonably designates, except that UDC shall not be required to qualify in any state which will require an escrow relating to UDC and/or the sellers of Registrable Securities, or which will require UDC to qualify to do business in such state or require UDC to file therein any general consent to service of process. UDC, at its expense, will supply PPG with copies of each Registration Statement and the prospectus included therein and other related documents in such quantities as may be reasonably requested by PPG.


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

                  16.1.5 If UDC delivers to PPG a certificate signed by UDC's President and Chief Operating Officer and Chief Financial Officer to the effect that (i) UDC is aware of nonpublic information concerning UDC that has not been disclosed in a Registration Statement either by incorporation of 1934 Act filings by UDC or by information included directly in such Registration Statement, and (ii) in the good faith judgment of UDC, the disclosure of such information in such Registration Statement may have a material adverse effect on the business, operations, properties, assets, prospects or condition (financial or otherwise) of UDC, then, PPG agrees not to effect any sales of Registrable Securities pursuant to such Registration Statement until such time as PPG (a) is advised in writing by UDC that the use of the applicable prospectus contained in such Registration Statement may be resumed, (b) has received copies of a supplemental or amended prospectus, if applicable, containing such information and (c) has received copies of one or more additional or supplemental filings, if any, which are incorporated or deemed to be incorporated by reference in such prospectus and which contain such information. UDC agrees to, as promptly as practicable, prepare any supplement or amendment to the applicable prospectus or to make any additional or supplemental filings so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of material fact or omit to state any fact necessary to make the statements therein not misleading.

          16.2    PPG's Obligations.

                  16.2.1 Cooperation with UDC. PPG will cooperate with UDC in all respects in connection with this Article 16, including, without limitation, by timely supplying all information reasonably requested by UDC (which shall include all information regarding PPG and proposed manner of sale of the Registrable Securities required to be disclosed in a Registration Statement), and by executing and returning to UDC or its counsel all documents reasonably requested in connection with the registration and sale of the Registrable Securities.

                  16.2.2 "Market Stand-Off" Agreement. Unless otherwise consented to in writing by the managing underwriter, PPG shall not effect any public sale or distribution of equity securities of UDC, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the ninety (90) days after any underwritten registered public offering of UDC Common Stock or other UDC securities (except as part of such underwritten registered public offering) if PPG is a selling stockholder in such underwritten registered public offering. UDC may impose stop-transfer instructions with respect to the shares of UDC Common Stock or other UDC securities subject to the foregoing restriction until the end of any such period.

          16.3 Registration Procedures. In addition to the requirements of
Section 16.1 above, UDC shall (except as otherwise expressly provided in this Agreement), as expeditiously as possible, subject to PPG's compliance with subsection 16.2.1 above:

                  16.3.1 prepare and file with the Commission such amendments and supplements to each Registration Statement and the prospectus used in

UDC and PPG Confidential                                          Page 46 of 66
connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the 1933 Act with respect to the sale or other disposition of all Securities covered by such Registration Statement (including prospectus supplements with respect to the sales of securities on a delayed or continuous basis in connection with a registration statement pursuant to Rule 415 promulgated under the 1933 Act);

                  16.3.2 take all lawful action such that (i) each Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading; and (ii) the prospectus forming part of each Registration Statement, and any amendment or supplement thereto, does not, at any time during the period set forth in subsection 16.1.3 above, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                  16.3.3 prior to the filing with the Commission of any Registration Statement (including any amendments thereto) and the distribution or delivery of any prospectus (including any supplements thereto), (i) provide draft copies thereof to PPG and reflect in such documents all such comments as PPG (and its counsel) reasonably may propose; and (ii) furnish to PPG such numbers of copies of a prospectus including a preliminary prospectus or any amendment or supplement to any prospectus, as applicable, in conformity with the requirements of the 1933 Act, and such other documents, as PPG may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

                  16.3.4 to the extent necessary, register and qualify the Securities covered by a Registration Statement under applicable state securities laws, do any and all other acts and things which may be reasonably necessary or advisable to enable PPG to consummate the public sale or other disposition in such jurisdictions within the United States of America of the Registrable Securities, except that UDC shall not be required to qualify in any state which will require an escrow relating to UDC and/or the sellers of Registrable Securities, or which will require UDC to qualify to do business in such state or require UDC to file therein any general consent to service of process;

                  16.3.5 subject to the provisions of subsection 16.1.5 above,
(i) notify PPG, at any time when a prospectus included in a Registration Statement is required to be delivered under the 1933 Act, upon becoming aware of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and (ii) prepare and file a curative amendment or 1934 Act filing deemed incorporated by reference in such Registration Statement under applicable provisions of this Article 16 as promptly as is reasonably practicable;


UDC and PPG Confidential                                          Page 47 of 66

                  16.3.6 notify PPG (and, in the event of an underwritten offering, the managing underwriters) of: (i) the issuance by the Commission or any state authority of any stop order or other suspension of the effectiveness of a Registration Statement, or the initiation of any proceeding for such purpose, or threat (to the extent known by UDC) at the earliest practicable time and take all lawful and reasonable action to effect the withdrawal, rescission or removal of such stop order or other suspension and (ii) the receipt of any notification with respect to the suspension of the qualification of UDC Common Stock for sale in any jurisdiction, or the initiation or treat (to the extent known by UDC) for such purpose;

                  16.3.7 cooperate with PPG to facilitate the timely preparation and delivery of certificates for the Securities to be offered pursuant to a Registration Statement and enable such certificates for the Securities to be in such denominations or amounts, as the case may be, as PPG reasonably may request and to be registered in such names as PPG may request, and, within three (3) business days after a Registration Statement that includes Securities is declared effective by the Commission, deliver and/or cause legal counsel selected by UDC to deliver to the transfer agent for the Securities (with copies to PPG) an appropriate instruction and, to the extent necessary, an opinion of such counsel;

                  16.3.8 take all such other lawful actions as are reasonably necessary to expedite and facilitate the disposition by PPG of the Securities in accordance with the intended methods therefor provided in the prospectus and as is otherwise customary for issuers to perform under the circumstances;

                  16.3.9 in the event of an underwritten offering pursuant to this Section 16, (i) promptly include or incorporate in a prospectus supplement or post-effective amendment to a Registration Statement such information as the managing underwriters reasonably agree should be included therein to the extent UDC does not reasonably object thereto, (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as is reasonably practicable after being notified of the matters to be included or incorporated in such prospectus supplement or post-effective amendment, and (iii) enter into an underwriting agreement, in usual and customary form and subject to reasonable negotiation by its counsel, with the managing underwriters of such offering and perform its obligations under such underwriting agreement;

                  16.3.10 cause all Securities registered pursuant to this
Section 16 to be listed timely on each securities exchange or quotation system on which similar securities issued by UDC are then listed;

                  16.3.11 if Securities are being sold in an underwritten offering, enter into such agreements (including an underwriting agreement) and take all such other actions in connection therewith as are reasonably requested in order to expedite or facilitate the disposition of the Securities, and in such connection (i)(A) make such representations and warranties to PPG and to

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

the underwriters, in form, substance and scope as are customarily made by issuers in such agreements and (B) notify PPG and the underwriters if such representations and warranties cease to be true and correct in any material respect prior to the completion of all transactions contemplated by such agreements; (ii) obtain opinions of counsel to UDC and updates thereof (which counsel and opinions (in form, substance and scope) shall be reasonably satisfactory to PPG and the managing underwriters) addressed to such parties and covering such matters as are customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by PPG or the managing underwriters; and (iii) obtain "comfort" letters and updates thereof from the independent registered public accounting firm of UDC (and, if necessary, any other independent certified public accountants of any subsidiary of UDC or of any business acquired by UDC for which financial statements and financial data are, or are required to be, included in a Registered Statement), addressed to PPG and the underwriters, in form, substance and scope which shall be reasonably satisfactory to PPG and the underwriters and covering matters of the type customarily covered in "comfort" letters in connection with such underwritten offerings;

                  16.3.12 maintain a transfer agent and CUSIP number for the UDC Common Stock; and

                  16.3.13 reasonably cooperate with PPG to carry out the intent of this Section 16.

         16.4 Rank. UDC shall not be precluded from granting registration rights to other persons, provided that no such grant shall interfere with or purport to delay or subordinate any of PPG's rights under this Agreement.

         16.5     Indemnification.

                  16.5.1 UDC shall indemnify, defend and hold harmless PPG, and any underwriter (as defined in the 1933 Act) for PPG, and each person, if any, who controls PPG or underwriter within the meaning of the 1933 Act or 1934 Act ("Selling Person") against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys' fees), to which the Selling Person may become subject, under the 1933 Act, the 1934 Act, any state securities law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in a Registration Statement, or any related preliminary prospectus, final prospectus or amendment or supplement thereto; or (ii) the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by UDC of the 1933 Act, 1934 Act, or any state securities law, or any rules or regulations of governmental agencies promulgated thereunder; provided, however, that UDC will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is

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

based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to UDC by the Selling Person, specifically for use in the preparation thereof. This Section shall not inure to the benefit of any Selling Person with respect to any person asserting such loss, claim, damage or liability who purchased the Securities which are the subject thereof if, and to the extent such loss or other claim arises from the fact or alleged fact that, the Selling Person failed to send or give (in violation of the 1933 Act or the rules and regulations promulgated thereunder) a copy of the prospectus contained in such Registration Statement to such person at or prior to time required under the 1933 Act, where the Selling Person was obligated to do so under the 1933 Act or the rules and regulations promulgated thereunder. This indemnity agreement will be in addition to any liability which UDC may otherwise have.

                  16.5.2 PPG shall cause each Selling Person, severally and not jointly, to agree in writing to indemnify and hold harmless UDC, and each officer, director of UDC or person, if any, who controls UDC within the meaning of the 1933 Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys'
fees) to which UDC or any such officer, director or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in a Registration Statement, or any related preliminary prospectus, final prospectus or amendment or supplement thereto; or (ii) the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary prospectus, final prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to UDC by such Selling Person, specifically for use in the preparation thereof. This indemnity agreement will be in addition to any liability which the Selling Person may otherwise have. Notwithstanding anything to the contrary herein, the Selling Person shall not be liable under this Section for any amount in excess of the net proceeds to such Selling Person as a result of the sale of Securities pursuant to such Registration Statement.

                  16.5.3 Promptly after receipt by an indemnified party under this Section 16.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 16.5, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party except to the extent of actual prejudice demonstrated by the indemnifying party. In case any such action is brought against any indemnified party, and where it notifies the indemnifying party of the commencement thereof, the

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

indemnifying party will be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof. Subject to the provisions herein stated and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 16.5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that if the indemnified party is the Selling Person, the fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, or (ii) the named parties to any such action (including any impleaded parties) include both the Selling Person and the indemnifying party and the Selling Person shall have been advised by such counsel that there may be one or more legal defenses available to the indemnifying party different from or in conflict with any legal defenses which may be available to the Selling Person (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the Selling Person, it being understood, however, that the indemnifying party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable only for the reasonable fees and expenses of one separate firm of attorneys for the Selling Person, which firm shall be designated in writing by the Selling Person). No settlement of any action against an indemnified party shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. All fees and expenses of the indemnified party (including reasonable costs of defense and investigation in a manner not inconsistent with this subsection and all reasonable attorneys' fees and expenses) shall be paid to the indemnified party, as incurred, within ten (10) business days of written notice thereof to the indemnifying party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder; provided, that the indemnifying party may require such indemnified party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such indemnified party is not entitled to indemnification hereunder).

                  16.5.4 In order to provide for just and equitable contribution under the 1933 Act in any case in which (i) the indemnified party makes a claim for indemnification pursuant to this Section 16.5 but is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of this Section 16.5 provide for indemnification in such case; or (ii) contribution under the 1933 Act may be required on the part of any indemnified party, then UDC and the applicable

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

Selling Person shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys' fees), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by UDC on the one hand or the applicable Selling Person on the other hand, and the Parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. UDC and the Selling Person agree that it would not be just and equitable if contribution pursuant to this Section 16.5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this subsection. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section
16.5 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection, in no case shall any Selling Person be liable or responsible for any amount in excess of the net proceeds received by such Selling Person from the offering of Registrable Securities and UDC shall be liable and responsible for any amount in excess of such proceeds. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  16.5.5 Notwithstanding any other provision of this Section 16.5, in no event shall (i) PPG be required to undertake liability to any person under this Section 16.5 for any amounts in excess of the dollar amount of the net proceeds to be received by PPG from the sale of such person's Securities (after deducting any fees, discounts and commissions applicable thereto) pursuant to any Registration Statement under which such Securities are to be registered under the 1933 Act; and (ii) any underwriter be required to undertake liability to any person hereunder for any amounts in excess of the aggregate discount, commission or other compensation payable to such underwriter with respect to the Securities underwritten by it and distributed pursuant to such Registration Statement.

                  16.6 Liquidated Damages. The Parties hereto agree that PPG will suffer damages if UDC fails to fulfill its obligations under subsection
16.1.1 or subsection 16.1.2 above, and that it would not be feasible to ascertain the extent of such damages. Accordingly:

                  16.6.1 if a Registration Statement is not filed within thirty
(30) days after the date on which such Registration Statement is to be filed pursuant to subsection 16.1.1 above, UDC will be obligated to pay liquidated damages to PPG in the form of shares of UDC Common Stock in an amount equal to the quotient of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] divided by the Average Price for

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

each month or portion thereof during which such Registration Statement has not been filed after such thirty (30) day period; and

                  16.6.2 if a Registration Statement has not been declared effective within one hundred twenty (120) days after the date of its filing, then UDC will be obligated to pay liquidated damages to PPG in the form of shares of UDC Common Stock in an amount equal to the quotient of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] divided by the Average Price for each month or portion thereof during which such Registration Statement has not been declared effective after such one hundred twenty (120) day period.

                  16.6.3 For purposes of this Section 16.6, the "Average Price" shall equal, for any month, the average closing price for UDC Common Stock, as set forth in the NASDAQ National Market listing of The Wall Street Journal, for the ten (10) trading days prior to the close of the Calendar Quarter immediately preceding such month.

                  16.6.4 Notwithstanding anything to the contrary in this Section16.6, UDC shall not be required to pay liquidated damages to PPG if PPG failed to comply with its obligations under Section 16.2.


                           ARTICLE 17 - STOCK OPTIONS

         17.1 Option Grants. At the beginning of each Contract Year, upon the approval of PPG, UDC shall issue to employees of PPG ("PPG Employees") who are assigned full-time to the Materials Development program, such number of non-qualified stock options to purchase shares of UDC Common Stock ("Options") as is, in the good faith estimation of UDC, consistent with the option grants made by UDC to UDC employees at similar levels and performing similar functions. PPG Employees who are assigned full-time to the Materials Development program after the beginning of a Contract Year shall be issued such prorated number of Options as is determined in accordance with the preceding sentence.

         17.2 Option Terms. Options shall vest one-year from the date of grant and, with respect to any individual PPG Employee, such vesting shall be contingent upon such employee continuing to be assigned full-time to the Materials Development program on the vesting date, provided that if the Materials Development program is terminated all such Options shall become immediately vested and exercisable for a period of ninety (90) days. In the event any employee does not continue to be assigned full-time to the Materials Development program by reason of an involuntary termination without cause, such employee will receive the benefit of any additional exercise period with respect to the Options that UDC provides to other similarly situated UDC employees who are terminated. If at any time during the Contract Year with respect to a grant of Options was made to a PPG Employee, such PPG Employee ceases to be assigned

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

full-time to the Materials Development program, such nonvested Options shall be forfeited. If at any time after the Contract Year with respect to a grant of Options was made to a PPG Employee, such PPG Employee ceases to be assigned full time to the Materials Development program, such Option (to the extent vested) shall be exercisable in accordance with the terms set forth in the UDC's Equity Compensation Plan, provided that the PPG Employee shall have ninety (90) days following termination of assignment to exercise any vested Options. Any PPG Employee who is involuntarily reassigned out of the Materials Development program to PPG's Specialty Synthesis Group ("SSG") will, for the purposes of this Section 17.2 only, deemed to continue to be assigned to the Materials Development program. If such involuntarily reassigned PPG Employee ceases to be a full-time SSG employee at any time following the involuntary reassignment, the employee will no longer be considered for purposes of this Section 17.2 to be assigned to the Materials Development program unless such PPG Employee is actually reassigned to the Materials Development program. If at any time after the Contract Year with respect to a grant of Options was made to a PPG Employee, such PPG Employee ceases to be assigned full time to the Materials Development program or SSG, such Option (to the extent vested) shall be exercisable in accordance with the terms set forth in the UDC's Equity Compensation Plan, provided that the PPG Employee shall have ninety (90) days following termination of assignment to exercise any vested Options.

         17.3 Bonus Options. If at any time UDC grants to employees of UDC "bonus" options (that is, options granted to UDC employees other than at the beginning of their service to UDC), UDC shall make available to PPG a pool of "bonus" Options for distribution to PPG employees on the Materials Development program, as is, in the good faith estimation of UDC, consistent with the criteria used to issue "bonus" options to employees of UDC. Upon approval by PPG, the bonus Options shall be issued to PPG employees on the Materials Development program by UDC in equal or unequal amounts as determined in the discretion of PPG after consultation with UDC. The terms of such Options shall be consistent with the options granted to UDC employees.

         17.4 Transition Adjustments. UDC will, in its discretion, make fair and equitable adjustments to the vesting and exercise period provisions of the Options issued to PPG Employees who have worked to UDC's reasonable satisfaction on the Materials Development program through the date on which such PPG Employees are removed from the Materials Development Team through a staffing level reduction under subsection 2.3.1 above.


                        ARTICLE 18 - TERM AND TERMINATION

         18.1 Effect on Prior Agreements. The Supply Agreement and the Development Agreement are hereby terminated effective as of the Effective Date; provided, however, that the provisions of the Supply Agreement and the Development Agreement pertaining to a reconciliation for actual work performed or OLED Chemicals provided during the fourth Calendar Quarter of 2005 shall continue in effect except as expressly modified by the terms of this Agreement.


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

         18.2 Term. The initial term of this Agreement (the "Initial Term") shall be from the Effective Date through December 31, 2008. Thereafter, the term of this Agreement shall be extended automatically for additional twelve (12) month periods (each, a "Renewal Term"; and collectively with the Initial Term, the "Term") unless and until (i) PPG provides UDC with at least [The confidential material contained herein has been omitted and has been separately filed with the Commission.] prior written notice, or (ii) UDC provides PPG with at least [The confidential material contained herein has been omitted and has been separately filed with the Commission.] prior written notice, that this Agreement shall expire at the end of the Initial Term or the upcoming Renewal Term, as applicable.

         18.3 Termination for Material Breach. Either Party may terminate this Agreement if the other Party breaches any material term, condition or provision of this Agreement and such breach continues uncured for a period of forty-five
(45) days (thirty (30) days for nonpayment of amounts due and owing hereunder) after the breaching Party's receipt of written notice specifying the nature of the breach from the terminating Party; provided, however that if such breach is not reasonably capable of cure within the applicable cure period, the breaching Party shall have an additional forty-five (45) days to cure such breach so long as the cure is commenced within the applicable cure period and is diligently pursued to completion thereafter.

         18.4 Termination for Bankruptcy Events. Either Party may terminate this Agreement in the event of the filing by or against the other Party of a proceeding under any bankruptcy or similar law, unless such proceeding is dismissed, within forty-five (45) days from the date of filing; the making by the other Party of a proceeding for dissolution or liquidation, unless such proceeding is dismissed within forty-five (45) days from the date of filing; the appointment of a receiver, trustee or custodian for all or part of the assets of the other Party, unless such appointment or application is revoked or dismissed within forty-five (45) days from the date thereof; the attempt by the other Party to make any adjustment, settlement or extension of its debts with its creditors generally; or the declared insolvency of the other Party.

         18.5 Survival. The rights and obligations of the Parties under Articles 3 (except subsection 3.3.1), 4, 11, 13, 16, 19 and 20, and Sections 2.8, 2.9,
5.3, 9.6, 12.2 (last sentence only), 12.4, 14.1, 14.2, 15.3, 15.4, 18.7 and 21.8 of this Agreement, together with any other provisions that by their nature would be expected to survive the expiration or termination of this Agreement, shall survive such expiration or termination.

         18.6 Transition Assistance. Should either Party provide a notice of non-renewal under Section 18.2 above, upon UDC's request and at UDC's expense, in order to facilitate an orderly transition of the activities being conducted by PPG hereunder at such time, PPG shall reasonably assist UDC in transitioning such activities to UDC and/or to one or more third parties designated by UDC. The Parties shall in good faith agree upon a written plan for such a transition and implement said plan sufficiently in advance of the date by which this

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

Agreement is then-scheduled to expire so as to reasonably ensure that the transition will be completed by such date.

         18.7 Reconciliation. Within thirty (30) days after expiration or termination of this Agreement, PPG shall prepare and send to UDC a written statement reconciling to actual amounts any outstanding amounts that have been invoiced on an estimated basis under this Agreement. Subject to reasonable confirmation of such statement by UDC, within thirty (30) days thereafter, any amounts set forth in the statement that are due and payable in all cash shall be paid by the party owing such amounts. Reconciliation of amounts payable in UDC Common Stock shall be as follows: (i) if additional UDC Common Stock is due to PPG, then UDC shall deliver to PPG such additional UDC Common Stock within thirty (30) days after the beginning of the next Calendar Quarter; (ii) if shares of UDC Common Stock previously delivered to PPG exceed the actual amount due as set forth in the statement, then PPG shall pay UDC within thirty (30) days thereafter in cash the value of the excess shares at a per share price equal to the Ten Day Average used to calculate the shares of UDC Common Stock last delivered to PPG; and (iii) UDC shall file a Registration Statement for all unregistered UDC Common Stock within thirty (30) days after the earlier of the next April 1 or October 1.


                          ARTICLE 19 - NON-SOLICITATION

         During the Term and for a period of two (2) years thereafter, neither Party shall, directly or indirectly, hire, retain or attempt to hire or retain any person who is known to be employed by the other Party at such time. The foregoing shall not prohibit UDC from hiring or otherwise retaining any members of the Materials Development Team in accordance with Section 2.3 above.


                              ARTICLE 20 - NOTICES

         All notices and requests in connection with this Agreement shall be in writing and shall be transmitted via facsimile, with a copy thereof promptly mailed, to the address(es) of the recipient as set forth below, or to such other address(es) as the recipient shall specify in a notice given hereunder. Notices shall be deemed given on the date of confirmation of facsimile transmission, if such confirmation occurs on a business day of the recipient, or, if not, on the next succeeding business day of the recipient.

         To PPG:                PPG Industries, Inc.
                                One PPG Place
                                Pittsburgh, PA 15272
                                Attn.:  General Counsel
                                Fax:  412-434-2490


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

         With a copy to:        PPG Industries, Inc.
                                440 College Park Drive
                                Monroeville, PA  15146
                                Attn:  Vice-President, Optical Products
                                Fax:  724-325-5940

         To UDC:                Universal Display Corporation
                                375 Phillips Boulevard
                                Ewing, NJ 08618
                                Attn.:  President and Chief Operating Officer
                                Fax: 609-671-0995

         With a copy to:        Morgan, Lewis & Bockius LLP
                                1401 Market Street
                                Philadelphia, PA 19103-2921
                                Attn: Justin Chairman, Esquire
                                Fax:  215-963-5001


                           ARTICLE 21 - MISCELLANEOUS

         21.1 Force Majeure. If the performance of this Agreement by either Party should be prevented, delayed, restricted, or interfered with by any man-made or natural catastrophe, or any other circumstances outside the control of such Party and not due to its negligence that is recognized under international commercial practice as constituting a force majeure event, then the Party so affected shall, upon giving prompt notice of such event to the other Party, be excused from such performance to the extent of such prevention, delay, restriction, or interference, provided that the Party so affected shall use its best efforts to avoid or remove such causes of nonperformance and promptly resume performance hereunder when such causes have been removed. Upon such circumstances arising, the Parties shall promptly consult as to what, if any, modification to the terms of the Agreement shall be required to arrive at an equitable solution; and, if such nonperformance appears likely to continue for a period of time in excess of thirty (30) days and the affected Party's nonperformance appears likely to cause serious hardship to the other Party, such other Party may terminate this Agreement upon thirty (30) days' prior written notice to the affected Party.

         21.2 Assignment; Binding Effect. Neither Party may assign or transfer to any person, firm, or corporation, any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement to an entity which acquires all or substantially all of its assets or merges with it. Any prohibited assignment of this Agreement or the obligations hereunder shall be null and void. No permitted assignment shall relieve PPG or UDC of responsibility for the performance of any accrued obligations which it has prior to such assignment. Any permitted assignment shall obligate the assignee or successor in interest of PPG or UDC to be bound by the terms and obligations of this Agreement. Subject to the

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foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each Party's permitted successors and assigns.

         21.3 Third-Party Beneficiaries. Except as expressly stated herein, nothing in this Agreement shall confer any rights upon any person other than the Parties hereto and their respective permitted successors and assigns.

         21.4 Non-Use of Names. PPG shall not use the names of Princeton University or USC in connection with any products, promotion or advertising without the prior consent of Princeton University or USC, except to the extent reasonably required by law. Notwithstanding the foregoing sentence, PPG may state that certain of its rights hereunder are sublicense rights under the Princeton License Agreement.

         21.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, irrespective of its provisions regarding conflicts of laws.

         21.6 Entire Agreement. This Agreement, together will its Exhibits, constitutes the entire agreement between the Parties regarding the subject matter hereof. Neither Party has made any representation, promises or warranties not herein expressly stated. This Agreement may not be modified except by a written instrument signed by both Parties to this Agreement.

         21.7 Waivers. No waiver by any Party of any condition, or the breach of any term, covenant, agreement, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any such condition or breach of any other term, covenant, agreement, representation, or warranty contained in this Agreement.

         21.8     Dispute Resolution.

                  21.8.1 Except to the extent of a claim to enforce intellectual property rights or confidentiality obligations, and as a precondition to instituting any legal action permitted by the provisions below, any controversy, claim or dispute between the Parties arising out of or relating to the provision of this Agreement or the breach, termination or a validity thereof shall, upon written request of either Party, immediately be referred jointly for resolution to senior executives of each of the Parties who have authority to settle the controversy and who are at a higher level of management than the person(s) with direct responsibility for day-to-day administration of this Agreement. Within fifteen (15) days after delivery of the written request of a Party, the receiving Party shall submit to the other a written response. The request notice and the response shall each include: (i) a statement of the respective Party's position and a summary of arguments supporting that position; and (ii) the name and title of any other person who will accompany the senior executive. Within thirty (30) days after delivery of the disputing Party's request notice, the senior executives of both Parties shall meet at a mutually acceptable time and

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place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the controversy. The Parties agree to honor all reasonable requests for information. All negotiations pursuant to this provision are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

                  21.8.2 If the controversy has not been resolved by negotiation within forty-five (45) days of the disputing Party's request notice, or if the Parties failed to meet within thirty (30) days of such request notice, the Parties agree to attempt to settle the dispute by mediation under the mediation procedure rules then in effect of the CPR Institute or any rules mutually agreed upon by the Parties. Unless otherwise agreed, the Parties shall select a neutral mediator from the CPR Panels of Distinguished Neutrals. All mediation proceedings are non-binding.

                  21.8.3 This mediation must be concluded within any period mutually agreed upon by the Parties or if there is no such agreement, then within forty-five (45) days of the selection of the mediator. Unless the Parties expressly agree otherwise, each Party shall bear its own costs, legal and expert fees incurred in mediation, and evenly share the costs of the mediator. If after proceeding in good faith (i) the Parties are unable to agree on a neutral mediator within thirty (30) days of the failure of the senior executives to meet or to resolve the dispute in accordance with subsection 21.8.2 above, whichever is earlier; or (ii) with the assistance of a neutral mediator, the Parties do not resolve the dispute within the period prescribed in this subsection, the Parties may proceed in accordance with subsection 21.8.4 below.

                  21.8.4 After exhausting the procedures set forth above, either Party may initiate litigation to resolve the dispute. The litigation shall be commenced only in a state court or federal court located in Philadelphia or Pittsburgh, Pennsylvania and each Party hereto submits to the jurisdiction of the court in which such litigation is commenced.

                  21.8.5 In the event of any dispute involving termination of this Agreement by a Party, such termination shall be suspended for so long as the other Party is acting in good faith to resolve the dispute in accordance with the provisions of this Section 21.8; provided, however, that if the basis for termination concerns UDC's non-payment of PPG's charges for a particular service provided by PPG hereunder, PPG may suspend its continued provision of said service, without impacting the other obligations of either Party hereunder, until the matter is resolved to the reasonable satisfaction of both Parties.

                  21.8.6 Nothing in this Section 21.8 shall prohibit either Party from seeking equitable relief to restrain or prevent a breach of this Agreement at any time.

         21.9 Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration

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or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         21.10 Independent Contractors. In making and performing this Agreement, the Parties are acting and shall act as independent contractors. Neither Party is, nor will be deemed to be, an agent, legal representative, joint venturer, partner or employee of the other Party for any purpose.

         21.11 Press Releases. The Parties shall agree on the language of any press releases or public disclosures regarding the existence of this Agreement and/or its terms and conditions prior to the issuance or release thereof. Language that has been approved by either Party need not be reapproved for subsequent release by the other Party in the absence of notice to the contrary. Nothing in this Section shall prevent either Party from complying with any applicable securities or other laws.

         21.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be binding as of the date executed by both Parties, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by the Parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the Parties hereto. This Agreement, once executed by a Party, may be delivered to the other Party by facsimile transmission of a copy thereof that bears the signature of the Party so delivering it.














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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives as of the Effective Date.


UNIVERSAL DISPLAY CORPORATION           PPG INDUSTRIES, INC.



By:         /s/ Steven V. Abramson      By:         /s/ Richard C. Elias
   -----------------------------------     ------------------------------------
NAME:  Steven V. Abramson               NAME:  Richard C. Elias
TITLE: President                        TITLE: Vice President - Optical Products
DATE:  July 29, 2005                    DATE:  July 18, 2005




























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                                   EXHIBIT A-1

                        PPG'S MATERIAL DEVELOPMENT COSTS


         o employee salaries and benefits for members of the Materials Development Team;

         o expenses directly associated with such employees (such as travel costs and OLED field training);

         o analytical costs;

         o material and lab supply costs;

         o research overhead and depreciation costs; and

         o patent expenses incurred by PPG at UDC's request.























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                                   EXHIBIT A-2

                      PPG'S OLED MATERIAL CONVERSION COSTS


Basis for Calculating Lab Reactor, Plant Reactor and Sublimator Unit Cost:

         o Labor (Benefits, Employee Expenses, Training, Meeting Expenses, Payroll admin)

         o Operating Supplies (solvents used during conversion of intermediates and products as well as purification, some filtration media, misc. lab supplies, office supplies, safety equipment)

         o Manufacturing Unit Depreciation

         o Maintenance

         o Facilities Charges (Utilities and other service charges from group, storeroom, etc.)

         o Software purchases and maintenance (DP services, computer center etc.)

         o Professional Services (Safety, Process etc.)
















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                                   EXHIBIT A-3

                      PPG'S COMMERCIAL OLED MATERIAL COSTS

         CATEGORIES

         o Raw Materials

         o Conversion Cost as listed in Exhibit A-2

         o Analytical Charges

         o Packaging Cost

              o Containers

              o Shipping boxes

              o Labor






















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                                   EXHIBIT A-4

                         PPG'S PROCESS DEVELOPMENT COSTS

Basis for Calculating Chemist Hourly Rate Charge:

         o Labor (Benefits, Employee Expenses, Training, Meeting Expense, Payroll admin)

         o Facilities charges (Utilities and other service charges for group, storeroom etc.)

         o Monroeville Chemical Center service charge including office & lab space charges


























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                                    EXHIBIT B

                       PPG QUALITY ASSURANCE CONTROL PLAN


Customer needs and expectations are determined through the use of the Gatekeeper process (Staged Gate Process). This process monitors compliance of purchased and manufactured materials with applicable regulatory environmental, health, and safety requirements. This process is also a guide to determining the specifications for purchased and manufactured materials along with writing standard procedures for safer and consistent manufacture/ handling/storage/shipment of materials. A lot number to provide traceability identifies critical raw materials, intermediates, and products. Critical raw materials, critical isolated intermediates, and products are tested to monitor for compliance with applicable specifications. Changes to written standard procedures are done through a documented Management of Change (MOC) process. The MOC process identifies potential impacts on environmental, health, & safety and product quality along with standard procedures. Customer notification is part of the MOC process.





















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